UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DELTIC TIMBER CORPORATION

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DELTIC TIMBER CORPORATION

NOTICE OF ANNUAL MEETING

To The Stockholders of

Deltic Timber Corporation:

The Annual Meeting of Stockholders of Deltic Timber Corporation (“Deltic” or “the Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 25, 2013, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

Item 1:	To elect three Class II directors to hold office for a three-year term;

Item 2:	To express approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent auditors for 2013;

Item 3:	Advisory approval of the Company’s executive compensation.

To transact such other business as may properly come before the meeting and any adjournment thereof.

Holders of record of Deltic Common Stock at the close of business on March 15, 2013, will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic Common Stock cannot be voted unless you follow the telephonic or internet voting procedures set forth on the enclosed proxy card, or execute and return the enclosed proxy card, or make other arrangements to have your shares represented at the meeting.

A copy of the 2012 Annual Report to Stockholders and Annual Report on Securities and Exchange Commission (“SEC”) Form 10-K are enclosed.

By Order of the Board of Directors,

Jim F. Andrews, Jr.

Secretary

El Dorado, Arkansas

March 18, 2013

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE EITHER TELEPHONICALLY OR ON THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR YOU MAY COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 25, 2013. The Company’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2012 is also available at http://www.deltic.com.

DELTIC TIMBER CORPORATION

210 East Elm Street

El Dorado, Arkansas 71730

PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation (“Deltic” or the “Company”) for the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 25, 2013, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 15, 2013, (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 12,711,840 shares of Deltic Common Stock outstanding and entitled to vote on March 15, 2013. This amount does not include 102,039 shares of treasury stock. Each share of outstanding Deltic Common Stock is entitled to one vote on each matter properly brought before the meeting.

Commencing approximately on March 18, 2013, the Company will mail its Annual Report for the year ended December 31, 2012 and its Annual Report on Form 10-K for 2012 as filed with the Securities and Exchange Commission (“SEC”), together with this Proxy Statement and the enclosed proxy card to holders of Deltic Common Stock on the Record Date.

VOTING OF PROXIES

Your vote is important. Shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to vote either telephonically or on the internet or to sign, date and return the accompanying proxy card.

When you vote by one of these three methods, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by following the instructions for telephonic or internet voting on the enclosed proxy card or by marking the appropriate spaces on the proxy card and signing, dating and returning the proxy card. If you so elect when prompted in the telephonic or internet voting process, or if your proxy card is signed and returned without specific voting instructions, your shares of Deltic Common Stock will be voted as recommended by the Board of Directors: “FOR” the election of the three nominees for director named in the proxy card; “FOR” the ratification of the selection of KPMG LLP as the Company’s independent auditors for 2013; and “FOR” the Company’s executive compensation.

You may change your voting instructions or revoke your proxy at any time before it is voted at the meeting by: (a) re-voting telephonically or on the internet at any time up to 1:00 a.m. CDT on April 25, 2013, the date of the meeting (only the latest telephonic or internet votes will be counted); (b) executing a later-dated proxy; (c) voting by ballot at the meeting, however your mere attendance at the meeting will not revoke your proxy unless you vote in person at the meeting; or, (d) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic Common Stock outstanding on the Record Date is necessary to have a quorum for the Annual Meeting. Abstentions and broker “non-votes” are counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares of Deltic Common Stock for a beneficial owner does not vote on a particular non-routine proposal because the nominee does not have discretionary voting power with respect to that item pursuant to the applicable rules of the New York Stock Exchange (“NYSE”) and has not otherwise received voting instructions from the beneficial owner.

The election of directors (Item 1), and the advisory approval of the Company’s executive compensation (Item 3) are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these voting items absent specific instructions from you. Accordingly, there may be broker “non-votes” with respect to these matters.

Pursuant to Delaware law and assuming a quorum is present, the affirmative vote of a plurality of the votes cast by the shares entitled to vote in the election of directors (Item 1) at the Annual Meeting is required for the election of each nominee to the Board of Directors. Abstentions and broker “non-votes” are not counted as votes cast and will have no effect on the outcome of the vote.

Generally, our bylaws provide that approval of any matter presented to stockholders (other than the election of directors) requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Accordingly, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting is required to approve the appointment of KPMG LLP as independent auditors of the Company for the year 2013 (Item 2). Abstentions will have the same effect as a vote “against” this voting item. Brokers, banks and other nominees holding shares of Deltic Common Stock for beneficial owners have discretionary voting power on this voting item, and broker “non-votes” will not occur with respect to this matter.

The vote required for the approval of the Company’s executive compensation (Item 3) is merely advisory and is not binding on the Company, the Board of Directors, or the Executive Compensation Committee of the Board of Directors. Despite the fact this vote is non-binding, the Board of Directors will take the results of this vote under advisement. With respect to Item 3, abstentions will have the same effect as a vote “against”, but broker “non-votes” will not be counted as votes cast and will have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers, or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the NYSE, the Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic Common Stock.

PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

Nominations. Under the Company’s Amended and Restated Bylaws (the “Bylaws”), nominations for director may be made only by the Board of Directors (or a committee of the Board of Directors), or by a stockholder that meets the requirements set forth in the Bylaws. The Bylaws require that for stockholder nominations, a written notice be delivered to the Company’s Secretary at the Company’s principal executive offices, which are located at 210 East Elm Street, El Dorado, Arkansas 71730, not less than 90 days prior to the first anniversary of the most recent annual meeting of stockholders, which for the 2014 Annual Meeting of Shareholders, will be January 25, 2014. The written notice must be made by a stockholder of record at the time of giving the notice and who shall be entitled to vote for election of directors at the meeting for which the stockholder’s nomination relates. The written notice shall set forth as to the candidate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such candidate’s written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected. The notice shall also set forth as to the stockholder, the name and address as they appear on the Company’s books of such stockholder and the number of shares of the Company’s Common Stock that are beneficially owned by the stockholder. The Board of Directors’ Nominating and Corporate Governance Committee (“Committee”) has been delegated the responsibility to oversee searches for, and to identify qualified individuals for membership on the Company’s Board of Directors. The Committee will duly consider candidates for nomination that may be submitted by stockholders in compliance with the applicable provisions of the Bylaws, and will not apply different criteria to candidates submitted by a stockholder than it applies to other candidates. Generally, the Committee reviews a candidate’s qualifications by considering criteria approved by the Board of Directors, a candidate’s satisfaction of applicable “independence” measures (and enhanced independence, financial literacy and financial expertise standards for potential Audit Committee members), while also taking into consideration current challenges and needs of the Board of Directors regarding issues of judgment, age, skills, background and experience. In addition, although the Company does not have a specific diversity policy, it considers the diversity of the candidate with regard to viewpoint, professional experience, education and skills that are relevant to the Company’s activities. Other specific criteria used by the Committee in reviewing a candidate’s qualifications are that the candidate shall have the highest personal and professional ethics, integrity and values and have evidenced in their personal and professional affairs proper judgment, independence, business acumen and an understanding of the Company’s or related industries.

Proposals. The Bylaws also provide that, except for stockholder proposals submitted in a timely manner for annual stockholders’ meetings, no business may be brought before any stockholders’ meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his/her notice, maintains his/her stock ownership so that he/she is entitled to vote at the annual stockholders’ meeting and adheres to the Bylaws’ procedures and requirements, shall be entitled to present business for consideration at such meeting. In order to present business for consideration at an annual stockholders’ meeting, a stockholder must submit a notice which sets forth a description of the nature of the business to be considered, the stockholder’s name and address as it appears in the records of the Company, the number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company’s Secretary at the principal executive office of the Company not less than 90 days prior to the anniversary of the preceding annual meeting, which for the 2014 Annual Meeting of Shareholders will be January 25, 2014. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company’s proxy materials.

Any stockholder proposal to be presented at the 2014 Annual Meeting of Stockholders should be directed to the Secretary of the Company, and must be received by the Company on or before November 19, 2013 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (or any successor rule) and with the requirements of the Company’s Bylaws.

A copy of the full text of the Company’s Amended and Restated Bylaws may be obtained upon written request to the Company’s Secretary at the above provided Company address.

STOCKHOLDER, EMPLOYEE, AND INTERESTED PARTY

COMMUNICATION WITH DIRECTORS

As set forth in the Company’s Corporate Governance Guidelines, it is the policy of the Board of Directors that stockholders, employees, and other interested parties are able to communicate directly with members of the Board of Directors, including non-management and independent directors. All communications should be directed to the Company’s Secretary, at the Company’s principal executive offices, 210 East Elm Street, El Dorado, Arkansas 71730, and should prominently indicate on the outside of the envelope that it is intended for a specified director or to the non-management or independent directors of the Company as a group. Each communication intended for a director and received by the Secretary which is related to the operation or governance of the Company, and is not otherwise commercial in nature, will be promptly forwarded to the specified party following its clearance through normal security procedures. Employees of the Company may also utilize this communication procedure. Alternatively, employees may, if they so desire, utilize the confidential and/or anonymous procedures to send written, electronic, or toll-free telephonic communications through a third party as established under the Company’s “whistle-blower” policy. Communications of a financial or fraudulent nature under the whistle-blower policy are initially directed to the Chairman of the Board of Directors’ Audit Committee.

THE COMPANY

The Company was incorporated in Delaware on September 4, 1996, in anticipation of the spin-off by Murphy Oil Corporation of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation (“Deltic Farm & Timber”). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company, and effective December 31, 1996, Murphy Oil Corporation distributed all of the shares of the Company’s Common Stock.

THE BOARD OF DIRECTORS

The responsibility and authority for managing the business of the Company rest with its Board of Directors, which is elected by the Company’s stockholders. The Chairman of the Board of Directors, the independent directors, and the Chief Executive Officer bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the Company and its industry, while the Chief Executive Officer is most familiar with the Company’s business and its industry, and most capable of leading the execution of the Company’s strategy. The Board has determined that it remains advantageous and a benefit for the Company and its stockholders that the positions of Chairman of the Board and President and Chief Executive Officer be bifurcated because it provides the appropriate balance between strategy development and independent oversight of management. Pursuant to this structure, the Chairman is responsible for running the Board and the Chief Executive Officer is responsible for running the Company. The position of the Company’s Chairman of the Board is held by Robert C. Nolan, who is not an employee or executive of the Company. As Chairman, Mr. Nolan provides leadership to the Board and facilitates communication among the directors. He also works with the Chief Executive Officer in setting the Board agenda and regularly conducts executive sessions of the Board in which management does not participate. The Board of Directors sets strategic policy, approves business plans, and delegates authority to execute its policies and plans to the President and Chief Executive Officer.

Management is responsible for the day-to-day risk management processes of the Company, subject to Board oversight. The Board exercises risk management oversight both directly and indirectly, the latter through various Board Committees. The Board reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each at its regularly scheduled Board meetings and Board Committee meetings. The Company’s Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements including the retention of capable, competent, and qualified people in management positions. The Audit Committee is responsible for oversight of financial risks, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board’s risk management oversight role has not specifically affected the Board’s leadership structure.

During 2012, Deltic’s Board of Directors held five regularly scheduled meetings and no special meetings. Also during the year, the Board’s Audit Committee, Executive Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee, held nine, four, two and three meetings, respectively. All of the Company’s directors, except Mr. Tudor, attended at least 75 percent of the total number of meetings of the Board of Directors and their respective committee meetings. Due to extenuating circumstances, Mr. Tudor missed one Board of Directors meeting and two Executive Compensation Committee meetings. It is the policy of the Board of Directors that directors attend stockholder, Board of Directors, and committee meetings unless extenuating circumstances make such attendance impracticable. All directors attended the Company’s 2012 Annual Meeting of Stockholders.

COMMITTEES

To assist in fulfilling its responsibilities, Deltic’s Board of Directors has established four principal committees: the Audit Committee; the Executive Committee; the Executive Compensation Committee and the Nominating and Corporate Governance Committee. These committees are briefly described as follows:

The Audit Committee meets regularly with the Company’s independent auditors and internal auditor to assist the Board of Directors in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and other public disclosures, and the Company’s compliance with legal and regulatory requirements, as well as assessing the qualifications, performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee is responsible for selecting the Company’s independent auditors. The Committee approves all audit, audit-related and non-audit services of the independent auditors. The Committee is chaired by Mr. Roach with its other members being Messrs. Coley, Pierson, and Lemmon. Each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria for Committee membership under Section 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and Section 303A of the NYSE’s Corporate Governance rules, and to meet financial literacy standards. In addition, the Board of Directors has designated Mr. Roach as the Committee’s “financial expert” based upon his professional experience and attributes. A copy of the Committee’s written charter can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section. Please see pp. 53 – 54 of this Proxy Statement for the Committee’s 2012 report.

The Executive Committee generally meets in the months that no meeting of the Board of Directors is scheduled and acts as surrogate for the Board of Directors by maintaining surveillance over operations and exercising the general powers of the Board of Directors when the Board of Directors is not in session. The Committee does not have the power, among other things, to: declare dividends; issue stock; amend the Bylaws; or, approve any merger or share exchange. The Committee is chaired by Mr. Nolan with its other members being Messrs. Dillon, Murphy, and Roach. Except for Mr. Dillon, each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules.

The Executive Compensation Committee represents for some matters and otherwise acts to assist the Board of Directors, in other matters, in fulfilling its oversight responsibility for the Company, to oversee the

Company’s equity-based and other compensation and benefits plans and policies. The Committee administers the Company’s annual incentive and stock incentive plans and is authorized under the stock incentive plans to make awards of incentive and non-qualified stock options, restricted stock, performance units and other types of awards permitted under the plans. The Committee also acts upon the recommendations of the Nominating and Corporate Governance Committee regarding equity-based compensation for the Company’s non-employee directors under the Company’s 2002 Stock Incentive Plan. Additionally, the Committee reviews the performance levels of Deltic’s executive officers and determines base salaries and short and long-term incentive awards for such executive officers, including the Company’s President and Chief Executive Officer. Further, the Committee reviews and reports to the Board of Directors on the Company’s succession planning. The Committee is chaired by Mr. Murphy, with its other members being Messrs. Nolan, ex officio, Pierson, Tudor, Lemmon and Rev. Keller. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules. A written charter for the Committee can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section.

The duties of the Board of Directors’ Nominating and Corporate Governance Committee include: the identification of individuals qualified to become directors and recommendation to the Board of Directors of nominees for election at the next annual or special meeting of stockholders at which directors are to be elected, or to fill vacancies or newly created directorships that may occur between such meetings; recommendation of directors for appointment to the committees of the Board of Directors; oversight of the evaluation of the Board of Directors and each of its committees and members; establishment of the cash component of compensation of non-employee directors and recommendation to the Board’s Executive Compensation Committee of equity components of compensation of the non-employee directors of the Company; and, the review, suggestion of changes to and oversight of compliance with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. More specific responsibilities of the Committee on governance related matters include: the evaluation of the appropriateness of continued membership on the Company’s Board of Directors upon a change in circumstance in and to professional roles and responsibilities of a director, or upon a director deciding to serve on another public company board that would be expected to require a significant devotion of time by such director; the review of any requests for waivers from provisions of the Company’s Code of Business Conduct and Ethics; the review of situations that may involve a potential conflict of interest on the part of a director; and the review of and authority to approve or disapprove all proposed related party transactions between the Company and its directors. The Committee is chaired by Rev. Keller with its other members being Messrs. Murphy, Nolan, ex officio, Roach and Coley. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in Section 303A of the NYSE’s Corporate Governance rules. A written charter for the Committee can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investor Relations section.

CORPORATE GOVERNANCE

Preceding sections of this Proxy Statement have referenced the determination of the Board of Directors regarding the “independence” of the Company’s directors, the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines. This section provides additional information concerning these subjects.

Annually, or if the circumstances dictate a more frequent basis, the Board of Directors considers the independence of each director. To be considered independent, a director must be affirmatively determined by resolution to have no material relation with the Company other than as a director. In each case, broad consideration is given to all relevant facts and circumstances, not only as to the respective director, but also as to persons or organizations with which the director has an affiliation. Consistent with published commentary by the NYSE regarding determinations of independence, the Board of Directors has deemed that a primary consideration is independence from the Company’s management, so that the Board of Directors’ essential oversight role over the affairs of the Company is not compromised due to any such relationship. Ownership of even a significant amount of the Company’s stock, by itself, is not viewed as a bar to an independence determination, but rather, stock ownership by the Company’s directors is encouraged in order to align directors’ interests with those of all stockholders and to provide additional incentive for proper and effective stewardship.

Categorical standards adopted by the Board of Directors to assist in its determinations are: (a) a director will not be determined to be independent if, (i) within the preceding three years, the director was an employee of the Company or an immediate family member was employed by the Company or its subsidiaries as an executive officer, or (ii) the director is currently an employee or partner of the Company’s independent auditor, or an immediate family member is a current partner or an employee of the Company’s independent auditor who participated in the Company’s audit, assurance or tax compliance practice, or was within the last three years (but is no longer) or the director or an immediate family member was a partner or employee of such firm and personally worked on the Company’s audit within that time, or (iii) any executive officer of the Company was a member of the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer; (b) a director will not be determined to be independent if the director or an immediate family member has received more than $120,000 in direct compensation (not including director and committee fees) from the Company during any twelve month period within the last three years; (c) a director will not be determined to be independent under applicable standards for Audit Committee membership if the director or the director’s immediate family members and/or affiliates have received during the last three years any consulting, advisory or other compensatory fee from the Company and its subsidiaries other than director and committee fees, or if the director is an affiliated person of the Company owning 10 percent or more of the Company’s stock; and, (d) a director will not be determined to be independent if the director is an employee of, or whose immediate family members is a current executive officer of, another company that has made payments to or received payments from the Company for property or services in an amount that in any of the last three fiscal years exceeds the greater of $1,000,000 or two percent of the other company’s consolidated gross revenues.

During its deliberations regarding director independence, in addition to the categories and factors identified above, and even though they did not approach the dollar threshold cited in category (d) above, the Board of Directors also reviewed the extent of all commercial relationships, including immaterial relationships, between the Company and its directors and their respective immediate family members and affiliates. Land management services provided by the Company on the same terms and conditions as for all land management clients were specifically reviewed and determined to be immaterial relationships. The lease of Company office space at local market rates from Union Holdings LLC, in which Mr. Murphy has an indirect interest, was specifically reviewed and also determined to be an immaterial relationship.

Following its deliberations, the Board of Directors affirmatively determined that Messrs. Coley, Lemmon, Murphy, Nolan, Pierson, Roach, Tudor and Reverend Keller met applicable standards, and each was determined to be independent. In addition, specific consideration of the enhanced independence requirements for members of the Company’s Audit Committee was made and all members of the Audit Committee were determined to be independent and financially literate under applicable SEC and NYSE requirements. The Board of Directors also discussed the professional experience and attributes of Mr. Roach and designated him as the Audit Committee’s “financial expert” and determined that his service as chairman of the Audit Committee of another public company would not impair his ability to effectively chair the Company’s Audit Committee. Further, that Mr. Lemmon’s service on the Audit Committees of three other public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

All of Deltic’s directors and employees, including its President and Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer are required to adhere to the provisions of the Company’s Code of Business Conduct and Ethics (the “Code”). The Code addresses areas of professional conduct deemed to be essential in carrying out the Company’s business in a legal and ethical manner. Specific areas included are employment practices, conflicts of interest, and protection of confidential information and prohibition of its use for personal gain, as well as strict adherence to all laws applicable to the conduct of Deltic’s business. Under the Code, employees are required to report any conduct they believe to be an actual or apparent violation of the Code. Biannual certifications of compliance with the Code are required. No waivers to the provisions of the Code have been requested, but should any waivers to the provisions of the Code ever be allowed by the Board of Directors’ Nominating and Corporate Governance Committee, such action will be promptly posted on the Company’s website, www.deltic.com under the Corporate Governance part of the Investor Relations section, and disclosed in a current report on Form 8-K that will be filed with the SEC within four business days of such determination. The Code can be accessed on the Company’s website at www.deltic.com under Corporate Governance of the Investor Relations section.

Deltic’s Board of Directors has also adopted written Corporate Governance Guidelines (the “Guidelines”) that along with the Bylaws of the Company, its policies and procedures, and the charters of the Board of Directors’ committees provide the framework for the governance of the Company. The Guidelines provide generally, that the Company’s business is conducted by its employees, managers and officers under the direction of the President and Chief Executive Officer and the oversight of the Board of Directors to enhance the value of the Company for its stockholders. The guidelines address several important subjects, including: composition of the Board of Directors and criteria for membership; director qualifications; bifurcation of the duties of Chairman and President and Chief Executive Officer; conflicts of interest and prohibition of loans; director responsibilities, including participation and preparation for meetings; director access to management and employees and authority to hire independent legal, financial or other advisors; director orientation and continuing education; evaluation of management performance and succession; stockholder, employee, and other interested party communication with directors; and, annual performance evaluations of the Board of Directors, each of the Board of Directors’ committees and each individual director. The Guidelines also codify the Company’s practice of conducting regular executive sessions of the independent members of the Board of Directors in lieu of regular meetings of non-management directors. Mr. Nolan, the non-employee Chairman of the Board of Directors, has been affirmatively determined to be independent, presides at all such executive sessions of the Board of Directors. Should Mr. Nolan’s independence status change, the Guidelines establish procedures for selection of an appropriate director to preside at such executive session meetings. The Guidelines can be accessed on the Company’s website at www.deltic.com under the Corporate Governance of the Investor Relations section.

ELECTION OF CLASS II DIRECTORS

(ITEM 1 ON PROXY CARD)

The Board of Directors currently consists of nine members. Directors are divided into three classes, as equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 2012 Annual Meeting to serve for a three year term expiring at the Company’s Annual Meeting in the year 2015. The directors in Class II were elected at the 2010 Annual Meeting and will stand for re-election for a three year term at this year’s 2013 Annual Meeting. The directors in Class III were elected at the 2011 Annual Meeting to serve for a three year term expiring at the Company’s Annual Meeting in the year 2014.

The Board of Directors, acting through the Nominating and Corporate Governance Committee, is responsible for assembling a group of nominees each year that have the experience, qualifications, attributes and skills necessary and appropriate for serving as a Board member. Notwithstanding the staggered terms of office, the Board of Directors also undergoes an evaluation process each year to ensure that all members of the Board of Directors continue to meet the criteria for a Board member, as enumerated on p. 3. In addition, the Nominating and Corporate Governance Committee regularly reviews the composition of the entire Board of Directors in light of the Company’s changing requirements and its assessment of the Board’s performance. As a result of these reviews and evaluations, Deltic’s Board of Directors: (i) affirms that each member of the Board of Directors possesses the requisite experience, qualifications, attributes and skills necessary for membership on Deltic’s Board of Directors; and (ii) proposes the following nominees for re-election as directors at the 2013 Annual Meeting:

NOMINEES FOR CLASS II DIRECTORS

With Terms Expiring at the Annual Meeting in the Year 2016:

Randolph C. Coley

R. Hunter Pierson, Jr.

J. Thurston Roach

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board of Directors may recommend unless the Board of Directors reduces the number of directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

DIRECTORS WHOSE TERMS IN OFFICE CONTINUE

Class I – Terms Expiring in 2015

Ray C. Dillon, 57, has been the Company’s President and Chief Executive Officer and a director since July 1, 2003. Mr. Dillon has 35 years experience in the paper and forest products industry. Prior to his present position, Mr. Dillon served in various executive positions with Gaylord Container Corporation, a manufacturer and distributor of corrugated containers, containerboard, unbleached kraft paper, multiwall bags, grocery bags and sacks, and specialty chemicals, from 1994 through mid-2003, including Executive Vice President from 2000 through mid-2003, Vice President Primary Products from 1997 through 2000, and Vice President Mill Operations from 1994 through 1997.

Mr. Dillon’s day-to-day experience as the Company’s President and Chief Executive Officer gives him intimate executive insight into the Company’s challenges, opportunities, and operations. Mr. Dillon’s extensive experience in the paper and forest products industry, combined with his personal stake in the success of the Company, qualifies him to serve on the Company’s Board and to serve on its Executive Committee.

Other Public Boards:	U.S. Concrete	May 2009 – August 2010	Executive Compensation, and Nominating and Governance Committees
Deltic Committees:	Executive Committee

Class I – Terms Expiring in 2015, continued

Robert C. Nolan, 71, has been the Company’s non-employee Chairman of the Board of Directors since December 17, 1996 and as a result, is intimately familiar with the Company’s history and operations. For the past 49 years, Mr. Nolan has been Managing Member of Munoco Company L.C., an Arkansas limited liability company, engaged in, among other activities, the exploration for and production of oil and gas and timberland management. Mr. Nolan has over 38 years experience in timberland management.

Mr. Nolan’s extensive experience in timberland management and oil and gas exploration and development provides broad and critical expertise on these subjects for the Board in its oversight of Company operations. Mr. Nolan’s knowledge of the Company, acquired through years of service to the Company, combined with his personal stake in its success qualifies him to serve on the Company’s Board and as an ex officio member of all Board Committees (except the Audit Committee).

Other Public Boards:	BancorpSouth, Inc.	2000 – Present	Executive, Executive Compensation, and Nominating Committees

Deltic Committees:	Serves as an ex officio member of all committees of the Board of Directors, except the Audit Committee, with full voting rights

Robert B. Tudor, III, 53, has been a director since February 15, 2007. Mr. Tudor has been the Chairman and Chief Executive Officer and a partner of Tudor, Pickering, Holt & Co., LLC since 2006. Tudor, Pickering, Holt & Co., LLC is an integrated energy investment and merchant banking boutique, providing high quality advice and services to institutional and corporate clients. Prior to the formation of Tudor, Pickering, Holt & Co., LLC, Mr. Tudor had a 20-year career with Goldman Sachs, where he worked in the New York, London, and Houston offices, in varying capacities including head of the southwest region and head of the European Industrial & Natural Resources Group. Mr. Tudor also has a doctorate of jurisprudence from Tulane Law School.

Mr. Tudor’s legal and investment banking experience with the internationally-recognized firm of Goldman Sachs provides an invaluable financial perspective as to Company operations and brings additional financial expertise to the Board. While at Goldman Sachs, Mr. Tudor was an advisor in the Company’s spin-off from its former parent corporation. His knowledge of the Company qualifies him to serve on the Company’s Board and to serve on its Executive Compensation Committee.

Deltic Committees:	Executive Compensation Committee

NOMINEES FOR ELECTION AS DIRECTOR

Class II – Terms Expiring in 2016

Randolph C. Coley, 66, has been a director since February 15, 2007. Mr. Coley is a retired partner of King & Spalding LLP, an AmLaw 100 law firm, where his practice was concentrated in advising corporate clients in the areas of corporate law, corporate governance, and securities law. Mr. Coley was the head of the firm’s corporate group from 1994 to 1996, and was managing partner of the firm’s Houston office from 2001 to 2005. Mr. Coley was also Executive Managing Director and head of Investment Banking for Morgan Keegan & Company, Inc. from 1996 to 1998.

Mr. Coley’s legal practice experience in corporate governance while a partner in a nationally-recognized law firm provides invaluable corporate governance expertise and counsel to the Board. Mr. Coley’s legal and investment banking experience provides an invaluable financial perspective as to Company operations and brings additional financial expertise to the Board which qualifies him to serve on the Company’s Board and to serve on its Audit Committee and its Nominating and Corporate Governance Committee.

Other Public Boards:	Gastar Exploration Ltd.	January 2010 – Present	Audit, Executive Compensation, and Nominating and Governance Committees (Chair)

	Trade Street Residential, Inc.	2012 – Present	Audit Committee, and Nominating and Corporate Governance Committee (Chair)

Deltic Committees:	Audit Committee; Nominating and Corporate Governance Committee

R. Hunter Pierson, Jr., 61, has been a director since December 16, 1999 and as a result, is intimately familiar with the Company’s history and operations. Following ten years as a commercial lending officer at First National Bank of Commerce, which is now JP Morgan Chase, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development, and securities.

Mr. Pierson’s career in banking, timberlands, and commercial real estate development provides a broad base of relevant financial and operations experience to the Board. Mr. Pierson’s knowledge of the Company acquired through years of service to the Company, combined with his personal stake in its success, qualifies him to serve on the Company’s Board and on its Audit Committee and its Nominating and Corporate Governance Committee.

Deltic Committees:	Audit Committee; Executive Compensation Committee

Class II – Terms Expiring in 2016, continued

J. Thurston Roach, 71, has been a director since December 18, 2000 and as a result, is intimately familiar with the Company’s history and operations. Mr. Roach is a retired executive and has been engaged since 2002 in private investments. Previously he served as President, Chief Executive Officer, and a director of HaloSource Corporation, (2000-2001), a leading clean water and antimicrobial technology company, and as Chief Financial Officer and Senior Vice President of Owens Corning (1998-2000), a market-leading innovator of glass fiber technology. From 1979 – 1998, Mr. Roach served in a variety of executive positions with Simpson Timber Company and its successor, including Senior Vice President and Chief Financial Officer, President, retiring as Vice-Chairman.

Mr. Roach’s career experience as a corporate Chief Executive Officer and also as a Chief Financial Officer provides invaluable executive insight and financial expertise to the Board. His extensive timber industry experience supplements the Board’s extensive collective expertise and qualifies him to serve on the Company’s Board and on its Audit Committee, Executive Committee, and its Nominating and Corporate Governance Committee.

Other Public Boards:	Pope Resources, DLP	March 2003 – Present	Audit (Chair from 2005), Human Resources Committees

Deltic Committees:	Audit Committee (Chair & Financial Expert); Executive Committee; Nominating and Corporate Governance Committee

DIRECTORS WHOSE TERMS IN OFFICE CONTINUE

Class III – Terms Expiring in 2014

The Reverend Dr. Christoph Keller, III, 58, has been a director since December 17, 1996 and as a result, is intimately familiar with the Company’s history and operations. Rev. Keller has been an Episcopal priest since 1982, and is currently Theologian-in-Residence for St. Margaret’s Episcopal Church in Little Rock, Arkansas. He was founding pastor of St. Margaret’s Episcopal Church, serving from 1991 to 1998. In that role, he was in charge of all business operations of the church including budgeting, accounting and auditing. He is a member of the Board of Trustees of General Theological Seminary in New York City, and a past board member of the Episcopal Church Building Fund, also in New York City. Reverend Keller has served as manager of Keller Enterprises, L.L.C., a firm with farming operations and real estate and venture capital investments (1998-2008), has served on its board and currently chairs its Executive Compensation Committee.

Reverend Keller’s farming operations and real estate experience provides relevant insights for the Board’s timberland management and real estate development strategies. Reverend Keller’s theological background provides a unique perspective for the Board committees upon which he serves. Reverend Keller’s knowledge of the Company, acquired through years of service to the Company, combined with his personal stake in its success qualifies him to serve on the Company’s Board and its Executive Compensation Committee and its Nominating and Corporate Governance Committee.

Deltic Committees:	Nominating and Corporate Governance Committee (Chair); Executive Compensation Committee

David L. Lemmon, 70, has been a director since February 15, 2007. From November 1997 until his retirement in March 2006, Mr. Lemmon served as President and Chief Executive Officer of Colonial Pipeline, an interstate common carrier of petroleum products, which delivers daily an average of 100 million gallons of gasolines, kerosenes, home heating oils, diesel fuels and national defense fuels to shipper terminals in 12 states and the District of Columbia. Prior to his tenure at Colonial Pipeline, Mr. Lemmon held various positions, including President, with Amoco Pipeline Co., which is now BP Amoco – Pipelines North America, another large interstate common carrier of petroleum products, for over thirty-two years.

Mr. Lemmon’s experience as a corporate President and Chief Executive Officer, as well as his current service on the Audit Committees of three other public companies, provides invaluable operational insight and financial expertise for the Board and the Board Committees on which he serves. Additionally, Mr. Lemmon’s knowledge and experience attained while in Board service to the National Council of Economic Education (NCEE) provides keen macroeconomic insight that qualifies him to serve on the Company’s Board and its Audit Committee and Executive Compensation Committee.

Other Public Boards:	Kirby Corporation	April 2006 – Present	Audit Committee

	Teekay Offshore Partners	Dec. 2006 – Present	Audit, Conflicts, and Governance Committees

	Pacific Energy Partners	July 2002 – Dec. 2006	Audit, Conflicts, and Governance and Compensation Committees

Deltic Committees:	Audit Committee; Executive Compensation Committee

R. Madison Murphy, 55, has been a director since December 17, 1996 and as a result, is intimately familiar with the Company’s history and operations. Mr. Murphy has been the Managing Member of Murphy Family Management, LLC since 1998, which is engaged in investments, farm, timber and real estate operations. Mr. Murphy has been the President of The Murphy Foundation since 1994 which is a substantial private foundation providing charitable support for a range of initiatives, predominantly in Arkansas with an emphasis on education, scholarships and support. Mr. Murphy is also the owner of Presqu’ile Winery and Vineyards and the owner of the Sumac Company, LLC, which is engaged in investments, timber, and vineyard operations. Prior to these positions, Mr. Murphy held various executive level positions with Murphy Oil Corporation, a Fortune 500 company, including Chairman of the Board of Directors (1994-2004) and Chief Financial Officer (1992-1994).

Mr. Murphy’s corporate experience, along with his current board service to Murphy Oil Corporation and previous board service to BancorpSouth, Inc., provides invaluable corporate leadership and financial expertise for the Board and for the Board Committees on which he serves. Mr. Murphy’s extensive experience in timberland management and real estate operations provides relevant insights to the Board’s timberland management and real estate development strategies. Mr. Murphy’s knowledge of the Company, acquired through years of service to the Company, combined with his personal stake in its success qualifies him to serve on the Company’s Board and its Executive Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee.

Other Public Boards:	Murphy Oil Corporation	1993 – Present	Audit (Chair), Executive Committees

	BancorpSouth, Inc.	2000 – 2011	Audit Committee

Deltic Committees:	Executive Compensation Committee (Chair); Executive Committee; and Nominating and Corporate Governance Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Murphy, Nolan and Rev. Keller are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Murphy, Nolan and Rev. Keller. These four directors, their spouses, and members of their extended families directly or indirectly own in the aggregate approximately 26 percent of the outstanding stock of the Company. The members of these extended families cover four generations and number approximately in excess of a hundred individuals. There is no formal or informal agreement to act in concert or as a group regarding each family member’s investment in the Company. No member of these extended families is employed by the Company. See also “Ownership of Directors and Officers” on pp. 17 – 18 of this Proxy Statement.

The Nominating and Corporate Governance Committee, pursuant to its charter, reviews all related party transactions and determines whether such transactions are appropriate for the Company to undertake. With respect to Company employees, officers, and directors, the review is governed by the Company’s Code of Business Conduct and Ethics (the “Code”), which provides that waivers are disfavored and may only be granted by the Board and must be promptly disclosed to stockholders. A copy of the Code can be accessed under the “Investor Relations” section on the Company’s website at www.deltic.com. The review, with respect to directors also entails an analysis of whether a proposed transaction could affect a director’s independence determination under applicable rules of the NYSE and the SEC. In addition, each January, every officer and director receives a questionnaire, which asks questions, among other things, relating to possible relationships, transactions and indebtedness that could lead to a reportable related party transaction. In 2012, no reportable related party transactions occurred and no waivers were requested or granted.

The Company also manages timberland for third parties, which include certain directors or companies in which they hold either a direct or indirect interest. Such directors or companies pay fees to the Company related to the timberland management (on a per acre charge), silviculture (administrative fee) and/or timber sales (commission percentage). The fees paid are based upon the same rates charged to any other non-related third party. In 2012, no fees paid to the Company by the affected directors or their companies, on an individual basis, or in the aggregate, exceeded the threshold amount of $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws and regulations promulgated thereunder, the Company’s directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s filed during the year 2012, Form 5s filed with respect to such year, and information provided in the annual Director and Officer questionnaires, we believe each of the Company’s directors and executive officers satisfied their filing requirements for our fiscal year ended December 31, 2012.

CERTAIN STOCK OWNERSHIP

The following tables set forth information, by the categories listed, concerning beneficial ownership of Common Stock of the Company with respect to (i) each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as five percent or more of the Company’s Common Stock, (ii) for each director (including those nominated for re-election), (iii) each of the named executives listed in the “Summary Compensation Table” on p. 36 of this Proxy Statement, and (iv) directors and officers as a group.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of beneficial Ownership(1)		Percentage (2)
First Eagle Investment Management, LLC	1,408,714	(3)	11.12%
1345 Avenue of the Americas
New York, NY 10105

T. Rowe Price Associates, Inc.	960,900	(4)	7.58%
100 E. Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP	953,446	(5)	7.52%
280 Congress Street
Boston, MA 02210

Advisory Research	950,659	(6)	7.50%
180 North Stetson Street
Chicago, IL 60601

BlackRock Inc.	925,904	(7)	7.31%
40 East 52nd Street
New York, NY 10022

Keeley Asset Management Corp.	680,530	(8)	5.37%
111 West Jackson, Suite 810
Chicago, IL 60604

The Vanguard Group	677,092	(9)	5.34%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Includes Common Stock for which the indicated owner has a beneficial interest as indicated in the owner’s Schedule 13G filing for the period ended December 31, 2012.

(2)	Percentage ownership is as of December 31, 2012 and based upon total outstanding shares of 12,671,905.

(3)	An investment company registered under the Investment Advisers Act of 1940 holding sole dispositive power for all shares listed and sole voting power for 1,365,620 of the shares listed.

(4)	These shares are jointly reported by T. Rowe Price Associates, Inc. (“Price Associates”) with sole voting power for 253,500 of shares listed and sole dispositive power for all shares listed, and T. Rowe Price Small-Cap Value Fund, Inc. with sole voting power for 702,900 of the shares listed and no dispositive power as to any of the shares listed. Schedule 13G was filed by an investment adviser under the Investment Advisers Act of 1940 and an investment company under the Investment Company Act of 1940.

(5)	An investment adviser in accordance with §240.13d-1(b)(ii)(E) holding shared dispositive power for all shares listed and shared voting power as to 757,146 of the shares listed.

(6)	An investment adviser registered under § 203 of the Investment Advisers Act of 1940 holding sole voting and dispositive power of all the shares listed. Advisory Research, Inc. is a wholly-owned subsidiary of Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, which expressly disclaims beneficial ownership for all shares listed.

(7)	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) holding sole dispositive and voting power for all shares listed.

(8)	An investment company registered under § 8 the Investment Company Act of 1940 holding sole dispositive power for all shares listed and sole voting power as to 636,245 of the shares listed.

(9)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) holding sole voting power of 16,639 shares and sole dispositive power of 660,853 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of the Vanguard Group, Inc., are the beneficial owner of 16,239 shares and 400 shares, respectively.

OWNERSHIP OF DIRECTORS AND OFFICERS(1)

	Name	Personal, with full voting and investing power(2)		Personal, as beneficiary of trust(s)	Spouse and other household members(3)	Voting and investment power only, and not included in other columns(4)		Subject to options exercisable within 60 days	Total	Percent of outstanding (if greater than ..9%)
Directors	Randolph C. Coley	7,910		—	—	—		—	7,910	—
	Ray C. Dillon	98,951		—	—	—		43,675	142,626	1.1%
	Rev. Christoph Keller, III	52,802		63,980	—	111,353	(5)	—	228,135	1.8%
	David L. Lemmon	7,910		—	—	—		—	7,910	—
	R. Madison Murphy	78,957		135,633	26,818	395,553	(6)	—	636,961	5.0%
	Robert C. Nolan	63,299		—	2,695	43,391	(7)	—	109,385	—
	R. Hunter Pierson, Jr.	38,231	(8)	—	107,453	241,961	(9)	—	387,645	3.1%
	J. Thurston Roach	6,910		—	—	—		—	6,910	—
	Robert B. Tudor, III	7,910		—	—	—		—	7,910	—
Named Executive Officers	Kenneth D. Mann	27,825		—	—	—		8,278	36,103	—
	Kent L. Streeter	16,045		—	—	—		4,033	20,078	—
	David V. Meghreblian	31,256		—	—	—		10,905	42,161	—
	Jim F. Andrews, Jr.	6,990		—	—	—		1,888	8,878	—
All	All directors, together with six executive officers, as a group	448,494		199,613	136,966	792,258		69,918	1,647,249	13.0%

(1)	Share totals and percentage of outstanding are as of February 22, 2013 based on total outstanding shares of 12,703,265.

(2)	Included are shares of “time-based restricted stock” and/or “performance-based restricted stock” awarded in February 2010, 2011, 2012, and 2013 pursuant to the Company’s 2002 Stock Incentive Plan, as amended. Such shares are subject to time vesting requirements or to time and performance vesting requirements, but the recipients are entitled to vote the non-vested shares represented by the awards upon their grant and receive dividends declared on the Common Stock of the Company. The amounts of these categories of non-vested stock for each individual are: Mr. Dillon, 37,783 shares; Mr. Mann, 13,799 shares; Mr. Streeter, 10,897 shares; Mr. Meghreblian, 8,520 shares; Mr. Andrews, 6,431 shares; Messrs. Coley, Lemmon, Tudor, Keller, Nolan, Murphy, Pierson and Roach 4,160 shares each.

(3)	Includes shares directly owned and shares owned as beneficiary of trust(s).

(4)	Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person or an immediate family member is an officer, director, partner or member, and has sole or shared investment power.

(5)	Includes shares for which Rev. Keller is trustee and/or co-trustee under a family trust. Beneficial interest is expressly disclaimed.

(6)

Includes shares for which Mr. Murphy is co-trustee (195,553) for the benefit of others, and 200,000 shares held by a limited partnership of which he is a member of the LLC that is the corporate general partner.

Beneficial ownership is claimed in 41,038 shares held by the limited partnership; beneficial interest in all other shares is expressly disclaimed. Mr. Murphy’s spouse also has a beneficial interest in 222 shares held by the limited partnership which are listed in the “spouse and other household members” column to avoid double counting.

(7)	Includes shares for which Mr. Nolan is co-trustee for the benefit of others: (a) shares held by the Nolan Foundation (6,915) and (b) shares held by the Robert C. Nolan 1972 Trust (16,026), all for which beneficial ownership is expressly disclaimed. Also includes shares held by Tribridge Limited Partnership, LLLP (450) and the Robert C. Nolan 2009 Trust (20,000). Does not include 2,695 shares held by Mr. Nolan’s spouse, which is reported in the “spouse and other household members” column.

(8)	Shares reported include 28,886 shares contained in an investment account, which was pledged as collateral for a line of credit extended to Mr. Pierson and his spouse by JP Morgan Chase. As of March 1, 2013, no amounts were drawn on that line of credit.

(9)	Mr. Pierson’s spouse shares investment authority by virtue of being an officer and director of a private company which serves as general partner to family limited partnerships. Beneficial interest is expressly disclaimed.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Overview of the Company’s Executive Compensation Program

The ultimate responsibility for structuring, implementing, and overseeing the compensation programs of Deltic Timber Corporation (the “Company”) lies with its Board of Directors (the “Board”). The Executive Compensation Committee (the “Committee”) of the Company’s Board represents for some matters, and in other matters, acts to assist, the Board in fulfilling its compensation-related responsibilities. For additional information regarding the Committee, please refer to its description on p. 5. Throughout the year ended December 31, 2012, the members of the Committee were: R. Madison Murphy, Chairman; Reverend Christoph Keller, III; Robert C. Nolan, ex officio; R. Hunter Pierson, Jr.; David L. Lemmon; and Robert B. Tudor, III. All Committee members are directors appointed by the Board, and affirmatively determined to meet the independence requirements established in Section 303A of the NYSE Corporate Governance rules. The Committee, in consideration of the Company’s compensation philosophy and objectives, established the total compensation paid to the Company’s employees in fiscal year 2012, of whom five are reported herein as its most highly compensated executives, including the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). Throughout this Executive Compensation Discussion and Analysis, these five most highly compensated executives, as listed in the Summary Compensation Table, are referred to as the “Named Executive Officers” or “NEOs.”

Executive Compensation Philosophy and Objectives

The Company’s basic compensation philosophy is that an effective executive compensation program must be fair and reasonable, but also competitive. It must also be structured with the objectives to (i) attract talented, competent, and resourceful executives capable of leading a resource-challenged company in meeting its fair, but aggressive performance targets, (ii) reward achievement of Company strategic objectives and goals, (iii) retain executive talent through the use of such compensation features as vesting requirements and competitive retirement and benefit programs that encourages and rewards tenure, and (iv) align the executive officers’ financial interests with those of the stockholders for the ultimate objective of increasing stockholder value. To this end, the Committee annually reviews, among other factors, progress toward and/or attainment of strategic objectives established by the Board, the Company’s periodic operational and financial performance, the competitiveness of the Company’s compensation program and stockholder returns. Accordingly, the Committee specifically structures how the components of the total compensation, including base salary, various forms of incentive compensation, equity compensation, and other benefits are to be paid to each of the Named Executive Officers in furtherance of the Company’s compensation philosophy and objectives.

Changes to the Company’s Executive Compensation Program

Since its annual meeting in 2011, the Company has annually engaged its stockholders with an advisory vote for approval of its executive compensation program. While this advisory vote is required by law, it is non-binding upon the Company. The Committee reviews the results of these votes and takes them under advisement as part of its compensation philosophy and objectives when structuring the executive compensation program. In 2011, the stockholders approved the Company’s executive compensation program by a majority vote of 88.14%, while in 2012, and without any substantive changes made to the Company’s executive compensation program, such was approved by a majority vote of 69.72%.

Based, in part, on the results of the 2012 stockholder advisory vote, the Committee, in consultation with its executive compensation consultant, Mercer Human Resource Consulting (“Mercer”), restructured the Company’s executive compensation program with three substantive changes at its meeting on February 20, 2013. These changes consist of:

(1)	The payment of gross-ups for income taxes to the Named Executive Officers, as well as to any other officer, director, or employee of the Company will be discontinued going forward as to all equity awards granted after December 31, 2012. Gross-ups for income taxes on equity awards granted prior to said date will remain payable upon vesting in accordance with the Company’s executive compensation program in effect at the time of grant.

(2)	The Company’s current Named Executive Officers will be required to own a minimum level of investment in the Company’s common stock. These minimum levels of common stock ownership were recommended by Mercer and were set by the Committee as five times annual salary for the Company’s President and Chief Executive Officer and two times annual salary for each of the Company’s Vice Presidents. Each of these Named Executive Officers will have until the end of February 2018 to comply with this requirement, if not already in compliance.

(3)	The Committee extended the clawback requirement that already exists under the Sarbanes Oxley Act for the Company’s President and Chief Executive Officer and Vice President and Chief Financial Officer to the Company’s other Named Executive Officers. This requirement will remain in place until legal guidance is given pursuant to the provisions of the Dodd Frank Act. At that time, the Company will implement a clawback policy for its Named Executive Officers consistent with these requirements.

The Committee made these forgoing changes to the Company’s executive compensation program in its collective business judgment, and with professional consultation from Mercer. This restructuring was made to further align the interests of the Named Executive Officers with those of the Company’s stockholders while, at the same time, continuing the existing structure of the Company’s executive compensation program as discussed below in greater detail.

Structuring Executive Compensation

Based on the foregoing considerations, the Committee ultimately exercises its collective business judgment, which necessarily entails both objective and subjective elements, in structuring the total compensation paid to the Named Executive Officers. In an effort to further objectify the structuring of the Company’s executive compensation programs and in adherence with its philosophy that compensation be fair, reasonable and competitive, the Committee annually undertakes a comprehensive review of the Company’s compensation programs for all key employees, to include the Named Executive Officers. To assist its review, the Committee retained the services of a compensation consultant, Mercer, an independent and nationally recognized firm. At its meeting on February 20, 2013, the Committee affirmatively determined that neither Mercer, nor its representative, had a conflict of interest with either the Company or the Committee in regard to the compensation consulting services provided. Mercer provided no other services to the Company. Mercer was asked to survey various peer groups (discussed below) and recommend market-based, position-based levels in the following three areas of compensation: (1) salary; (2) non-equity compensation targets; and (3) equity-based compensation. In prior years, including in 2012, Mercer was engaged by the Committee to provide an update of this data and consulting services as to this data. In addition to utilizing the data provided by Mercer, each year, the Committee takes into consideration the following factors in making any compensation decision. These are:

•	Position, experience and responsibility of each Named Executive Officer;

•	Performance of each Named Executive Officer;

•	Competitiveness of the Company’s compensation program as compared to the Mercer-provided data, as well as desired position within the compensation peer group; and

•	Satisfaction of “total compensation” goal objectives through the use of a variety of multi-faceted benefit programs.

Position, Experience and Responsibility

In determining the level of benefit for each Named Executive Officer, the Committee takes into account the nature and responsibility of the respective positions. Therefore, the CEO, due to the nature of his experience, duties and responsibilities, receives a larger base salary and greater benefits than a Vice President reporting to him, who has a narrower scope of responsibilities. However, one Vice President may have a larger base salary and greater benefits than another officer if the Vice President has more duties, experience and responsibilities than the other officer. Therefore, the Committee reviews the experience, duties and responsibilities with regard to each Named Executive Officer to make this determination.

Performance

Compensation decisions, although largely objective under the Company’s executive compensation philosophy, can be influenced by good or bad performance as it relates to the Company’s approved budget. Therefore, the Committee looks to the CEO for his recommendation with regard to each Named Executive Officer, except for himself. The Committee makes its own independent review of the CEO’s performance.

Benchmarking

In setting compensation levels, it is important to make sure such compensation levels are competitive in the industry in which the Company competes. The Committee worked with Mercer to develop a compensation peer group for benchmarking the Company’s executive compensation programs to those of other, similarly situated companies. In selecting the peer group companies, consideration was given to the Company’s size and its product markets. Companies of relatively similar size and/or within the Company’s same product markets were determined to best represent the Company’s most direct competition for raw materials, products, human resources (including executive talent), and stockholder investment. Accordingly, the peer group developed by Mercer and the Committee consists of relevant cross sections from within three distinct subset groups, which are: (1) a group of large forest products peer companies; (2) a group of small forest products peer companies; and (3) a group of relevant multiple survey sources developed from Mercer’s proprietary database. As recommended by Mercer, and selected by the Committee, the companies currently comprising the Committee’s compensation peer group are listed as follows:

Buckeye Technologies, Inc.	MeadWestvaco Corp.	Schweitzer-Manduit Int’l, Inc.
Kapstone Paper & Packaging Corp.	Neenah Paper	Temple-Inland, Inc.
Clearwater Paper	Plum Creek Timber, Inc.	Universal Forest Products
Forestar Group Inc.	Pope Resources	Verso Paper
Glatfelter	Potlatch Corp.	Wausau Paper Corp.
International Paper Company	Rayonier, Inc.	Weyerhaeuser Co.
Louisiana-Pacific Corp.	St. Joe Co.

After it was developed in 2003, the compensation peer group became the primary factor that the Committee has employed in structuring fair, reasonable, and competitive levels of total compensation for the Company’s employees including its Named Executive Officers. This group represents the “market” from which the Committee benchmarks a fair value to be paid for human capital, including executive talent. Generally, as a matter of business judgment, the Committee seeks to maintain levels of total compensation for each of the Named Executive Officers that will approximate the median (50th percentile), depending upon tenure in an executive position, of that provided to their peers by the companies within the compensation peer group. The median information is determined and reported to the Committee annually by Mercer, which employs quantitative methods of statistical and actuarial data analysis of various forms of publicly reported market information as well as from its own internally generated data. Mercer also provides its own qualitative observations regarding compensation to the Committee. In 2012, Mercer did not provide any other type of consulting services to the Company.

Total Compensation Goal

As will be explained in more detail in the following section, the Committee takes into consideration the above factors when it creates a total compensation package for each Named Executive Officer to accomplish its executive compensation philosophy. The Committee annually reviews the data and information provided by Mercer during its February meeting when making compensation decisions regarding the Company’s Named Executive Officers. The review entails, in part, the use of tally sheets, which show a historical summary of base salary, annual bonus, and equity awards for each Named Executive Officer. Such are useful, when reviewed against individual performance, in determining the extent and justification for awarding increases in the various components of total compensation and in setting incentives for the Company’s Named Executive Officers.

The various allocations of base salary, performance-based non-equity incentive compensation, long-term equity-based compensation, and other forms of compensation paid to each of the Named Executive Officers represent the collective business judgment of the Committee made in the furtherance of the Company’s operating objectives. Accordingly, the allocated percentage of each compensation component, in relation to the total compensation paid, will vary with each of the Named Executive Officers and may vary from year to year. These differences may reflect a restructuring of a Named Executive Officer’s total compensation in response to changes in the Company’s operating objectives, or changes in the compensation peer group’s practices, but may also merely reflect the individual’s personal vesting and exercise of equity awards previously granted, or an assumption of additional responsibilities. These allocations of compensation are reviewed annually due to the dynamics of the markets in which the Company operates and competes and in consideration of updated compensation consultant data and updated public reports from the Company’s compensation peer group.

Executive compensation practices and trends of the Company’s compensation peer group, as reported by Mercer, have a considerable bearing upon how the Committee structures total compensation packages designed to reward executive performance, retain executive talent, and align the executive officers’ financial interests with those of the Company’s stockholders. It is the goal of the Committee to maintain levels of total compensation for Named Executive Officers that approximate the median (50th percentile) of similarly situated employees of companies in the compensation peer group. As a result of this philosophy, Mr. Dillon’s total compensation is higher than the total compensation of the other Named Executive Officers because the median total compensation for his contemporaries in the peer group is higher than that of the other Named Executive Officers.

Components of Executive Compensation in 2012

The Company’s executive compensation program consists of several components, as illustrated in the table below. A detailed discussion of each compensation component will follow the table.

Compensation Philosophy	Compensation Component	Rationale/Goal
Attract talented, competent, and resourceful executives capable of leading a resource-challenged Company in meeting its fair, but aggressive targets	Base Salary	Salaries should be high enough to attract the appropriate talent, but fair, reasonable, and conservative enough to match the overall philosophy of the Company.
Goal: Salaries should be at or near the median of the Company’s compensation peer group. Increases in salary will be made due to individual performance, increased responsibilities, and adjustments to meet the targeted compensation peer group.
Reward achievement of strategic objectives and goals of the Company		Executives of the Company should be rewarded each year for bringing profit to the bottom line. The higher the profit, the higher the reward.
	Performance-Based Non-equity incentive compensation	Goal: At the beginning of each year, set performance levels for net income at threshold, target and maximum levels. Tie the net income levels to specific non-equity compensation for each designated member of management based on position, responsibilities, and individual performance.
Reward achievement of ultimate goal of increasing stockholder value; Align the executives’ financial interest with those of the shareholders		Executives of the Company should be rewarded for the increase in stockholder value of the Company over a period of time due to the executives’ efforts in effectively managing the operations and assets of the Company.
	Performance-Based Restricted Stock	Goal: Grant each designated manager of the Company the opportunity to receive shares in the Company based upon total shareholder returns over a designated 4-year term as compared to the other companies that compete with the Company for investment from the stock market. At the grant of each tranche of performance-based restricted stock, set comparison percentage levels of total shareholder returns at threshold, target and maximum levels. Tie the percentage shareholder return to a specific number of shares based on position, responsibilities, and individual performance.
	Stock Options/SARs	Goal: Grant each designated manager of the Company the opportunity to receive financial rewards, whether in cash or Company stock, as the direct result of increases in the price of the Company’s stock over a period of time. At the grant of each tranche of stock options, designate a number of options based upon position, responsibilities, and individual performance

Components of Executive Compensation in 2012, continued

Compensation Philosophy	Compensation Component	Rationale/Goal
Retain the talent of executive officers through the use of such compensation features as vesting requirements and competitive retirement and benefit programs that encourages and rewards tenure		Turnover of talent at the executive level can be devastating and counterproductive to the achievement of the Company’s short- and long-term strategic objectives and goals. Benefits and rewards should be put in place which puts a premium on longevity with the Company and prevents turnover due to “talent raiding” by other companies.
	Time-Based Restricted Stock	Goal: Grant each designated manager, on an annual basis, a 4-year, cliff vesting, number of shares based upon the position and responsibilities of each manager.
	Defined Benefit Plan	Goal: Grant each designated manager the opportunity to achieve a monthly benefit for life upon retirement, which monthly retirement is based upon compensation and years of service.
	Defined Contribution Plan & Supplemental Retirement Plan	Goal: Afford each executive the opportunity to supplement his retirement benefit by making certain contributions to a qualified and supplemental retirement plan, which contributions are matched up to 5% of salary and non-equity compensation.
Provide each executive with additional financial security and competitive benefits through the use of change-in-control agreements, severance agreements, perquisites and other personal benefits		The use of change-in-control agreements, severance agreements, perquisites and other personal benefits should be competitive when compared to the Company’s compensation peer group, but fair and reasonable.
	Change-in-Control Agreements & Severance Agreements	Goal: In the event of an unforeseen event (e.g. sale of the Company followed by a termination or reduction in benefits or responsibilities), each executive’s financial future should be protected to a certain degree based upon the executive’s position and responsibility. As a result, the Company should enter into agreements with each executive to secure such a financial future.
	Perquisites	Goal: Perquisites and other personal benefits should be limited and should be tailored to meet the needs of the individual executive due to his position and responsibility. Personal benefits also include all other general benefits provided to other employees in the Company.

Base Salary

The primary purpose of the base salary component is to provide the recipient a steady stream of income consistent with the level of responsibility, qualifications and contributions over time. Base salary is determined and reviewed annually in February for each Named Executive Officer by the Committee, which considers the following factors:

•	The nature and responsibility of the position and salary norms for persons in comparable positions within the Company’s compensation peer group;

•	The expertise, performance and expected future contributions of the individual Named Executive Officer;

•	The competitiveness of the market for the Named Executive Officer; and

•	Recommendations of the CEO (except in the case of his own compensation).

For each Named Executive Officer, specific base salary data of other executives within the Company’s peer group, and the resulting statistical median level (50th percentile), is provided by Mercer and reviewed by the Committee. The Committee may adjust the Named Executive Officer’s base salary to (i) reflect changes in these aforementioned compensation peer group data, (ii) reward performance, and (iii) reflect increased responsibilities and/or promotions. Adjustments in base salary are usually made effective March 1 of each year unless circumstances may otherwise dictate (e.g. upon promotion).

During 2012, and in the interest of meeting the Company’s compensation objectives and in maintaining a base salary level proximate to the peer group’s median level (50th percentile), the base salaries for most of the Company’s Named Executive Officers were increased as noted below:

NEO	Salary 12/31/2011	Salary 3/1/2012	Percentage Change
Ray C. Dillon, CEO	$540,000	$545,000	0.93%
Kenneth D. Mann, CFO	$310,000	$342,000	10.32%
Kent L. Streeter	$260,000	$260,000	0.00%
David V. Meghreblian	$218,000	$221,000	1.38%
Jim F. Andrews, Jr.	$175,000	$200,000	14.29%

(1)	Messrs. Dillon, Mann, Meghreblian, and Andrews received salary adjustments to bring them closer to the median salaries for their respective positions within the Company’s compensation peer group.

The Committee believes that the resulting salary levels for each NEO approximate the targeted competitive median (50th percentile) for each position at peer group companies or are within an acceptable range.

Performance-Based Non-Equity Incentive Compensation

The primary purpose of performance-based non-equity incentive compensation is to motivate and reward performance and it takes the form of an annual cash payment, paid in arrears, to reward the achievement of specific Company-wide and/or business segment performance goals during the prior fiscal year. The Company-wide performance goal for the 2012 fiscal year was a financial measure based on audited GAAP net income, as set by the Committee in February 2012. In previous years, the Company used return on capital employed (“ROCE”). However, since 2007, the Committee has concluded that the change to an audited GAAP financial figure would add an unquestionable component to the calculation of non-equity compensation. In setting the Company’s net income target, the Committee utilized its collective business judgment in its review and establishment of Company objectives based on the Company’s business plan for the year, along with its key underlying assumptions and expectations, as well as then-existing (and anticipated) market conditions for the Company’s products. The calculation of the compensation to be paid to the Named Executive Officers, under the Company’s non-equity incentive plan, is dependent upon the actual net income figure achieved by the Company for the subject year. The greater the net income result, the greater the cash award paid to the Named Executive Officers and other participants in the annual incentive plan.

In structuring the non-equity compensation targets, the Committee determined the nature of the duties performed by Messrs. Dillon, Mann, and Andrews were pervasive to the Company’s operations. Accordingly, their targets under the non-equity incentive compensation plan are linked exclusively to the Company’s net income figure. By contrast, the duties of Messrs. Streeter and Meghreblian are more narrowly focused on the Company’s operations and real estate segments, respectively, which in turn significantly impact the Company’s overall performance. Accordingly, their targets reflect an equal weighting between the performance of their respective segments and the Company’s overall performance as expressed in the net income calculation. Each business segment’s operating performance is measured against the business segment’s Board-approved financial budget, which budget is approved in December before the start of the fiscal year.

In February 2012, the Committee established the following Company performance targets and pay-out percentages:

Audited GAAP Net Income		Payout(2) (Percentage of award payout(1))
Less Than	$ 5,000,000	0%
	$ 5,000,000	50%
	$ 8,000,000	100%
	$ 12,000,000	200%

(1)	An “award payout” is defined for the CEO as 75% of his annualized salary. For the CFO and the other Vice Presidents, an “award payout” is defined as 50% of their annualized salary. “Annualized salary” is defined in footnote 5 to the Summary Compensation Table on p. 36. The award payout percentages were determined by the Committee to be consistent with the respective duties and responsibilities of each position.

(2)	For situations where net income falls between any of the three payout levels, the award payout percentage is interpolated.

For the year 2012, the Company’s audited GAAP net income of $9.235 million exceeded the Company’s GAAP net income performance threshold level of $5 million. Therefore, non-equity incentive compensation as such pertains to Company performance was paid to the Named Executive Officers for 2012. The resulting non-equity compensation paid out to each Named Executive Officer was as follows:

NEO	Non-equity compensation formula	Actual non-equity compensation amount
Ray C. Dillon	(75% of salary x 1.3088 payout percentage)	$534,972
Kenneth D. Mann	(50% of salary x 1.3088 payout percentage)	$223,805
Kent L. Streeter	(50% of salary x .7576 (Operations segment performance))(.5) +	$134,316
	(50% of salary x 1.3088 payout percentage)(.5)
David V. Meghreblian	(50% of salary x .2156 (Real Estate segment performance))(.5) +	$84,223
	(50% of salary x 1.3088 payout percentage)(.5)
Jim F. Andrews, Jr.	(50% of salary x 1.3088 payout percentage)	$130,880

The Committee believes that the target payouts of non-equity compensation approximate the targeted competitive median (50th percentile) for each position at peer group companies or are within an acceptable range.

Long-Term Equity-Based Compensation

As a measure to retain employees and to align their interests, and directors’ interests, with those of the stockholders, the Company has adopted a stockholder-approved equity-based compensation plan. Equity-based compensation plans are similarly employed by the Company’s compensation peer group for, presumably, the same reason. As described in the section heading “Changes to the Company’s Executive Compensation Plan” on p. 19, the Company recently enacted a formal requirement for its Named Executive Officers to hold equity in the Company. The Company also encourages its other employees and its directors to hold equity in the Company as all grants of equity-based compensation from the Committee have entailed a time-vesting requirement. The terms of the particular form of the grant dictate the rights conferred to the recipient and are issued as an incentive for the recipients, including the Named Executive Officers, to hold equity in the Company over time in anticipation of realizing maximum gain with regard to these awards. Because the equity awards conferred under these plans are generally non-assignable, the Company currently has no policies regarding hedging agreements for these awards, which can take the various forms as described in the Company’s equity-based incentive plan described below.

The 2002 Stock Incentive Plan. The Deltic Timber Corporation 2002 Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at its Annual Meeting of Stockholders on April 25, 2002 as the successor plan to the 1996 Deltic Timber Corporation Stock Incentive Plan. The Company filed its registration statement for 1,800,000 common shares designated for the 2002 SIP with the Securities and Exchange Commission on June 7, 2002. At the Company’s 2012 Annual Meeting, the Company’s stockholders approved a ten-year extension for the term of the 2002 SIP, which will now expire on April 26, 2022. As of December 31, 2012, there were 949,396 common shares previously registered with the Securities and Exchange Commission on June 7, 2002 that remained available for award of equity-based compensation under the 2002 SIP.

The Committee administers the 2002 SIP and has broad discretion in the granting of awards including, but not limited to, the number of shares and provisions regarding grant price, expiration date, exercisability, vesting, forfeiture, transfer restrictions and payment and the impact, if any, of termination of employment on the foregoing. Awards that may be granted to the Company’s employees, including its Named Executive Officers, and its non-employee directors by the Committee include:

(1) Options. The Committee may grant incentive stock options (“ISOs”) or non-qualified stock options, which are the contractual right to purchase a specified number of shares of the Company’s common stock at a specified price (the exercise price) within a time period not to exceed ten years after the grant date. Originally, the Company granted a combination of both ISOs and non-qualified stock options, but has not issued any ISOs since 1999. Exercise of options, subject to the rules imposed by the Committee, may be paid in whole or in part in (i) cash, (ii) whole shares of common stock valued at the fair market value on the date of exercise, (iii) by a combination, or (iv) by such methods of payment or other consideration as shall be approved by the Committee.

(2) Performance Units. The Committee may grant performance units, subject to the terms of the plan, which may be payable in cash, stock (to include restricted stock), other securities, or other awards or other property, and which shall confer on the participant a contractual right to redeem, in whole or in part, upon the achievement of such performance goals as the Committee shall establish for the respective performance period. The Committee determines the performance goals (discussed below) to be achieved, the length of the performance period, the amount of the performance units granted and the amount of any payment or transfer to be made pursuant to any performance unit. Thus far, the performance units that have been granted have been in the form of performance-based restricted stock.

(3) Restricted Stock and Restricted Stock Units. The Committee may grant restricted stock and restricted stock units, although, to date, only restricted stock has been issued. Shares of restricted stock will be subject to the conditions as the Committee may impose, which may include prohibitions against selling, transferring, pledging, assigning or other alienation or hypothecation until such time or until the satisfaction of such conditions or the occurrence of such events as shall be determined by the Committee either at or after the time of grant. Participants holding shares of restricted stock may exercise full voting rights with respect to those shares during the time such are restricted and, subject to forfeiture and transfer restrictions, be entitled to receive all dividends and other distributions paid with respect to those shares.

(4) Other Stock-Based Awards. The Committee may grant other stock-based awards including stock appreciation rights (“SARs”), rights to dividends, and dividend equivalents, but, to date, has not issued any such awards. An SAR represents the contractual right to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of underlying shares over the pre-established exercise price. SARs may be granted to participants at such times as shall be determined by the Committee and subject to the terms and conditions, not inconsistent with the plan, as the Committee may impose.

In 2012, under the provisions of the 2002 SIP, the Committee granted non-qualified stock options and shares of time-based and performance-based restricted stock to certain of the Company’s employees, including the Named Executive Officers, and granted shares of time-based restricted stock to the Company’s non-employee directors. The 2012 awards to the Named Executive Officers are listed below as well as in the 2012 Grants of Plan-Based Awards Table, p. 38. The cumulative awards are shown in the Outstanding Equity Awards At Fiscal Year-End Table, p. 40. The 2012 grants to directors are shown in the Director Compensation Table, p. 45. The details of these grants are described in the footnotes to those tables.

In order to determine the amount of each annual equity award, the Committee, in its February meeting, with the assistance of Mercer, determines a specific dollar amount for each Named Executive Officer or key employee eligible for such awards. The general dollar amount is based upon the median (50th percentile) amount of equity-based compensation of the same compensation peer group, established by Mercer, as used in setting base salary. The specific dollar amount is calculated, taking into consideration the nature of the Named Executive Officer’s, or key employee’s position, his/her responsibilities and contributions to the Company and equivalent awards to Named Executive Officers or key employees in similar positions within the Company’s compensation peer group. Once a dollar amount is calculated by Mercer, it is distributed equally into thirds between: (1) time-based restricted stock; (2) performance-based restricted stock; and (3) non-qualified stock options. The Committee uses the following methodology to convert the respective Mercer dollar amounts to a specific number of restricted shares or options granted:

(1) For time-based restricted stock, the dollar amount allotted is divided by a share price that is chosen by the Committee, which closely approximates the trading value of the Company’s stock before its February meeting. In 2012, the stock price chosen by the Committee was $64.00 per share.

(2) For performance-based restricted stock, the target shares are calculated by dividing the number of time-based restricted shares, as calculated in (1) above, by 88% (.88), which represents a 12% discount (discount of 3% per year of vesting) to take into account the nature of the risk of performance-based restricted shares.

(3) For stock options, the target shares are calculated by dividing the dollar amount allotted by the Black-Scholes value of the stock option, which in 2012 was $24.54.

In 2012, and based on the above-described methodology, the following equity awards were made to the Named Executive Officers:

NEO	Dollar Amount (Provided by Mercer)	Time-Based Restricted Stock	Performance-Based Restricted Stock (target amount)	Stock Options

Ray C. Dillon, CEO	$704,000	3,667	4,167	9,563

Kenneth D. Mann, CFO	$280,000	1,458	1,657	3,803

Kent L. Streeter	$207,000	1,078	1,225	2,812

David V. Meghreblian	$156,000	813	923	2,119

Jim F. Andrews, Jr.	$164,000	854	971	2,228

Performance Goals – Performance-Based Restricted Stock Awards. The vesting of performance-based restricted stock awards is both time and performance-based. Although the restricted stock award includes the targeted amount of shares, the actual number of shares, if any, that vest for each of the Named Executive Officers will be determined at the end of a four-year period (the “Restricted Period”). The ultimate vesting of the performance stock is dependent upon the Company’s performance, in terms of its Total Stockholder Returns, relative to the composite of Total Stockholder Returns for a select group of companies during two measurement periods. The measurement periods for each grant are: (1) the first market trading day in the year of grant through the end of the day of the Committee’s February meeting that year; and (2) the first market trading day in the year of vesting through the end of the day of the Committee’s February meeting that year. “Total Stockholder Returns” is defined as an investment’s percentage change from the initial measuring period to the ultimate measuring period, factoring in dividends, capital gains and reinvestment of distributions.

The following companies were selected by the Committee for purposes of establishing the composite Total Stockholder Returns:

Abitibi Bowater, Int.	Louisiana-Pacific Corp.	Schweitzer-Manduit Int’l, Inc.
Bemis Company, Inc.	Maxxam, Inc.	Sealed Air Corp.
Buckeye Technologies, Inc	MeadWestvaco Corp.	Smurfit-Stone Container Corp.
CSS Industries, Inc.	Officemax, Inc.	Sonoco Products Co.
Clearwater Paper Corporation	Packaging Corp. of America	St. Joe Co.
Forestar Group Inc.	Plum Creek Timber, Inc.	Temple-Inland, Inc.
Glatfelter	Pope Resources, LP	Verso Paper Corp.
Greif, Inc. - Class A	Potlatch Corp.	Wausau Paper Corp.
International Paper Company	Rayonier, Inc.	Weyerhaeuser Co.
Kapstone Paper & Packaging	Rock-Tenn Co.

The Committee, in its collective business judgment, selected these companies for measuring the Company’s performance with regard to awards of the performance-based restricted stock as best representing the Company’s most direct competition for investment from the stock market. The Committee believes that Total Stockholder Returns is a key factor for investors that choose to invest in the Company’s market sectors. The reporting of the Total Stockholder Returns figure to the Committee is performed by the nationally recognized firm of Standard and Poor’s.

For all performance-based restricted stock awards granted since 2004, the Committee has established the following vesting schedule for each award:

Company Total Stockholder Return vs. Composite Total Stockholder Return (stated as a percentage)	Number of vested shares(1)
< 80%	0
80%	50% of Target Shares
100%	Target Shares
130%	200% of Target Shares

(1)	For situations where the Total Stockholder Return falls between any of the three payout levels, the award payout percentage is interpolated.

On February 20, 2012, the 2008 award of performance-based restricted stock vested. Because the Company’s Total Stockholder Return versus the Composite Total Stockholder Return was greater than 130%, accordingly 200% of the target shares were awarded to all award participants who were still employees of the Company. As a result, the Named Executive Officers received the following vested performance-based share amounts.

NEO	Vested Shares

Ray C. Dillon, CEO	8,130

Kenneth D. Mann, CFO	3,030

Kent L. Streeter	2,550

David V. Meghreblian	2,146

Jim F. Andrews, Jr.	90

Employment Termination. With regard to the 2002 SIP, and unless otherwise determined by the Committee, if a participant’s employment terminates (1) at normal retirement time, (2) for permanent and total disability, (3) with Company approval and without being terminated for cause or (4) by reason of death, any options granted that remain outstanding may be exercised by the Participant (or the participant’s beneficiary or legal representative) upon the earlier of the option’s expiration date or within two years of the termination of employment. Also, and unless otherwise determined by the Committee, any time-based or performance-based restricted share awards then outstanding shall be prorated based on the number of months of actual participation within the relevant restricted period.

Amendments to the Plans. To prevent dilution or enlargement of the benefits intended, the Committee may in such manner as it deems equitable, make certain adjustments in the terms and conditions of the 2002 SIP in recognition of unusual or non-recurring events affecting the Company’s shares. The Board may amend the plans or any provision thereof without the consent of the stockholders except in the case of any amendments that require stockholder approval in order to comply with applicable law or with the NYSE listing requirements. The Board may terminate the plan in whole or in part at any time provided that no such termination will impair the terms of the awards then outstanding under which the obligations of the Company have not been fully discharged.

The Committee believes that the target payouts of Long-Term Equity-Based compensation approximate the targeted competitive median (50th percentile) for each position at peer group companies or are within an acceptable range.

Retirement Benefits and Retirement Savings Plan

The Company offers certain retirement benefits and a retirement savings plan to its employees, including the Named Executive Officers. Those retirement benefits and retirement savings plans are described as follows:

Retirement Benefits. All employees, including the Named Executive Officers, are eligible to participate in the Retirement Plan of Deltic Timber Corporation (the “Retirement Plan”), a qualified defined benefit retirement plan, upon achieving 1,000 hours of service during a 12 month period after beginning employment with the Company. All participants earn the right to receive a monthly benefit for life upon retirement. The retirement benefit is defined by a calculation, which is illustrated below:

[1.6% x Average Monthly Compensation x years of benefit service] minus

[1.5% x Primary Monthly Social Security Benefit x years of benefit service (limited to 33 1/3 years)]

“Average Monthly Compensation” is calculated using the employee’s highest 36 consecutive months of total compensation (salary plus non-equity compensation) out of his/her final 120 months of employment covered by the Retirement Plan.

“Primary Monthly Social Security Benefit” is defined as the monthly amount of the estimated Social Security benefit available upon the employee’s retirement.

If the participant retires between the ages of 55 and 61 and has 10 or more years of vesting service, the participant can begin receiving a reduced monthly benefit as defined by formula in the Retirement Plan. The Retirement Plan does not require participants to retire at the normal retirement age. For those participants that retire later, the benefit calculation will use the actual retirement date and in no event will such benefit be less than that accrued at the normal retirement date.

The entire cost of the Retirement Plan is paid by the Company (the “Sponsor”) and employees are neither required nor permitted to make contributions to the Retirement Plan. Five years of service is the vesting period for the Retirement Plan. The provisions of the Retirement Plan, and the investment of its assets, are overseen by the Company’s Pension Investment and Employee Benefits Committee, whose members are appointed by the Board. These members are currently, Ray C. Dillon, Kenneth D. Mann, and Jim F. Andrews, Jr., who deliver a report annually to the Executive Compensation Committee. SunTrust Institutional Investment Solutions, a subsidiary of SunTrust Bank of Nashville, Tennessee, serves as the Retirement Plan’s trustee and the Pension Investment and Employee Benefits Committee has retained the firm of Merrill-Lynch to assist it in investment management oversight. The independent employee benefits consulting firm of Bryan, Pendleton, Swats and McAllister of Jackson, Mississippi, serves as actuary for the Retirement Plan.

Retirement Savings Plan. The Company offers a qualified defined contribution savings plan [Internal Revenue Code Section 401(k)] to its employees, to include the Named Executive Officers, known as the Thrift Plan of Deltic Timber Corporation (the “Thrift Plan”), for which the Company will fully match the first 5% of tax-deferred base salary and non-equity compensation contributed by the employee. All contributions, to include the Company match, are fully vested upon contribution. No Company matching levels exist beyond the employee’s 5% contribution, but employees are otherwise able to contribute up to the limit prescribed by the Internal Revenue Code to the plan on a pre-tax basis. Thereafter, employees may also make contributions to a supplemental account on an after-tax basis.

The Thrift Plan provides various investment funds to which employee contributions, along with the Company’s match, may be directed by the employee for investment. With limited exceptions as provided by the

Internal Revenue Code, the before-tax invested funds may not be withdrawn until the participant reaches age 59 1/2 . The provisions of the Thrift Plan, and the investment of its assets, are overseen by the Company’s Pension Investment and Employee Benefits Committee, described above. SunTrust Bank of Nashville, Tennessee serves as the trustee and administrator. The Thrift Plan began in 1983 and was amended to its current form, in conjunction with the Company’s stock becoming publicly traded, effective January 1, 1997.

Supplemental Executive Retirement Plan

In addition to the Retirement Plan and Thrift Plan listed above, which are provided to all employees, the Company provides a supplemental executive retirement plan (the “SERP”) to its Named Executive Officers. The current SERP was amended and restated effective January 1, 2005 for conformance with the requirements of Internal Revenue Code Section 409A and has the intended purpose of restoring Retirement Plan and Thrift Plan benefits that would otherwise be unavailable to the Named Executive Officers due to limitations imposed by the Internal Revenue Code. The SERP constitutes an unsecured promise of the Company to pay benefits to the Named Executive Officers, and their beneficiaries, in the future upon the occurrence of certain payment events. Currently, the SERP is unfunded for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”) of 1974. Though unfunded, the SERP account of each Named Executive Officer remains an unsecured contractual obligation of the Company. The amounts of those obligations are detailed in the 2012 Non-Qualified Deferred Compensation Table, p. 44.

The provisions of the SERP, and the investment of its assets, are overseen by the Committee. Investment options available to the Named Executive Officers in their SERP accounts are the same that are available to all employees under the Thrift Plan. Accordingly, the earnings on these investments are not regarded as “preferential”.

Perquisites and Other Personal Benefits

Incidental to their employment by, and the nature of their duties to, the Company, the Named Executive Officers receive other forms of compensation including perquisites and personal benefits. For the 2012 fiscal year, none of the Named Executive Officers reported receiving total perquisites and personal benefits that met the disclosure threshold of $10,000. As to other types of compensation received in 2012 that do not fit within the definition of perquisites or personal benefits, such includes, among other things, a Company match on Thrift Plan contributions and the sale of up to two weeks accrued, but unused vacation time back to the Company each year. These other income items are detailed for each of the Named Executive Officers in the 2012 All Other Compensation Table in footnote 8 on p. 37.

Role of Executive Officers in Compensation Decisions

The Committee annually reviews each component of the total compensation paid to each Named Executive Officer during its February meeting. Such entails salary review as well as the establishment of performance targets related to the Company’s incentive compensation plans. At this meeting, the President and Chief Executive Officer presents his evaluation of the performance of the other Named Executive Officers and his compensation recommendations to the Committee. The Committee exercises its discretion in accepting or modifying these recommendations and independently makes the performance evaluation and compensation decisions with regard to the President and Chief Executive Officer. No other Named Executive Officer presents compensation recommendations to the Committee. The Committee members also variously interact with the Named Executive Officers through the Company’s internal reporting procedures and during Board meetings and Board committee meetings where their own personal performance evaluations of the Named Executive Officers can be made.

On an annual basis, the Company conducts an annual risk assessment with respect to compensation of the executive officers, with the assistance of Mercer. This risk assessment includes an analysis of alignment of the Board’s expressed compensation philosophy and compensation goals with the Company’s strategic goals, short-term and long-term focus and timing issues, compensation drivers and potential risks of each type of pay component, vesting periods, stock ownership, and other factors. Benefit plans, stock plans, and compensation policies are also examined. This assessment is reviewed annually with the Committee. As a result of this process, the conclusion was that the Company’s 2012 compensation policies were not reasonably likely to have a material adverse effect on the Company.

Agreements Between The Company and The Named Executive Officers

Change-In-Control Agreements

The Company believes that in the event of an unforeseen event (e.g. sale of the Company followed by termination, reduction in benefits or responsibilities), each executive’s financial future should be protected to a certain degree, based upon the executive’s position and responsibility. Therefore, the Company has change-in-control agreements in place with each of the Named Executive Officers, the terms of which were amended on October 18, 2006 and were duly reported on Form 8-K filed with the SEC. The Committee approved the terms of these agreements, which are intended to conform with the provisions of Internal Revenue Code Section 409A. For purposes of these agreements, a change in control has the same definition as that provided in the Company’s 2002 Stock Incentive Plan. These agreements, each with a “double trigger” feature, will result in the transfer of benefits to the affected Named Executive Officer if a change in control of the Company occurs, and he is involuntarily dismissed within two years without cause or suffers (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a consequence of such a change in control. In such events, the benefits, and the terms for the benefits, to be transferred to the Named Executive Officers are as follows:

(1)	Two years base salary and target bonus for Mr. Dillon and one year base salary and target bonus for Messrs. Mann, Streeter, Meghreblian, and Andrews;

(2)	Two years of health and other such welfare benefits as do not constitute non-qualified deferred compensation under Internal Revenue Code Section 409A for Mr. Dillon and one year of health and other such welfare benefits as do not constitute non-qualified deferred compensation under Internal Revenue Code Section 409A for Messrs. Mann, Streeter, Meghreblian, and Andrews;

(3)	Accelerated vesting of all stock options and restricted stock;

(4)	A lump sum payment of $20,000 to help defray the expenses of comprehensive outplacement services, such payment to be grossed up for all applicable federal and state taxes; and

(5)	Should any of the actions listed in (1) - (4), attract excise tax, such is to be grossed up accordingly.

Any cash payments made as the result of a dismissal without cause will be paid in one lump sum payment on the 15th day of the month following the month in which dismissal occurs. Any cash payments made as the result of a reduction in salary and potential bonus and/or a meaningful diminution in job responsibility will be paid in one lump sum on the 15th day of the seventh month following the month the Named Executive Officer separates from service.

The specifics of potential payments under these agreements are listed in the 2012 Potential Payments Upon Termination or Change Of Control Table, pp. 47 - 50.

Involuntary Severance Agreements

The Company has an involuntary severance agreement in place with its President and Chief Executive Officer, Mr. Dillon, which was amended on October 18, 2006 and duly reported on Form 8-K filed with the SEC. The Committee approved the terms of this agreement, which upon an involuntary termination without cause, will result in the transfer of the following benefits:

(1)	Two years base salary and target bonus;

(2)	Two years health and welfare benefits;

(3)	Accelerated vesting of all stock options and restricted stock;

(4)	Comprehensive executive outplacement services; and

(5)	Should any of the actions in (1) - (4), attract excise tax, such is to be grossed up accordingly.

Any cash payments will be paid in one lump sum payment on the 15th day of the month following the month of involuntary termination.

The specifics of potential payments under this agreement are listed in the 2012 Potential Payments Upon Termination or Change Of Control Table, pp. 47 - 50.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation

The Committee annually reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which is discussed herein at p. 52.

Non-Qualified Deferred Compensation

The tax rules applicable to non-qualified deferred compensation arrangements were impacted by the enactment of the American Jobs Creation Act on October 22, 2004, codified at Internal Revenue Code Section 409A. As of December 31, 2012, the company is in full compliance with Internal Revenue Code Section 409A.

Accounting for Equity-Based Compensation

The Company applies a fair value-based measurement method in accounting for equity-based compensation, recognizing the cost as the services are performed in accordance with the provisions of Financial Accounting Standards Board (FASB) 718, Compensation-Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors for Deltic Timber Corporation has reviewed and discussed the contents of this Executive Compensation Discussion and Analysis, required by Item 402(b) of SEC Regulation S-K, with the Company’s management and its executive officers and, based on such review and discussions, recommended to the Board that it be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE

R. Madison Murphy, Chairman

Christoph Keller, III

Robert C. Nolan, ex officio

R. Hunter Pierson, Jr.

David L. Lemmon

Robert B. Tudor, III

2012 SUMMARY COMPENSATION TABLE

The Summary Compensation Table shown below summarizes the total compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer, and its three other most highly compensated officers – the “Named Executive Officers” or “NEOs” for the year ended December 31, 2012. Messrs. Dillon, Mann, Streeter, Meghreblian and Andrews served in their individual capacities, as designated below, during the entire year.

As shown below, the Named Executive Officers each received base salary, equity awards, option awards, non-equity incentive plan compensation, and other forms of compensation during the year. The Company’s method for determining the total compensation paid to these officers is discussed under the heading “Structuring Executive Compensation” starting at p. 19.

Name and Principal Position (a)	Year (b)	Base Salary(1) $ (c)	Bonus(2) $ (d)	Stock Awards(3) $ (e)	Option Awards(4) $ (f)	Non-Equity Incentive Plan Compensation(5) $ (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) $ (h)	All Other Compensation(8) $ (i)	Total $ (j)
Ray C. Dillon President & Chief Executive Officer	2012	544,167	—	625,718	238,310	534,972	63,426	465,364	2,471,957
	2011	540,000	—	632,356	203,301	—	91,638	407,434	1,874,729
	2010	535,834	—	527,760	173,199	756,000	43,200	220,136	2,256,129
Kenneth D. Mann Vice President, Treasurer & Chief Financial Officer	2012	336,667	—	248,804	94,771	223,805	133,859	186,883	1,224,789
	2011	305,833	—	243,597	78,317	—	254,645	158,479	1,040,871
	2010	281,667	—	171,812	56,381	285,000	114,734	44,605	954,199

Kent L. Streeter Vice President, Operations	2012	260,000	—	183,945	70,075	134,316	55,767	150,480	854,583
	2011	258,125	—	189,031	60,769	24,375	80,357	126,336	738,993
	2010	248,750	—	154,434	50,686	174,591	35,203	99,963	763,627
David V. Meghreblian Vice President Real Estate	2012	220,500	—	138,649	52,805	84,223	105,945	131,230	733,352
	2011	216,000	—	147,121	47,295	9,277	177,103	99,615	696,411
	2010	206,000	—	119,782	39,297	149,165	69,416	75,405	659,065
Jim F. Andrews, Jr.(7) Vice President, General Counsel, Secretary	2012	195,833	—	145,772	55,522	130,880	176,226	19,321	723,554
	2011	169,167	—	151,042	48,548	—	65,405	5,350	439,512

(1)	The amounts shown in column (c) are strictly base salary amounts included on IRS Form W-2 for the years shown. Except for Thrift Plan contributions, no amounts of salary were deferred.

(2)	None of the Named Executive Officers received payments that, for these disclosure purposes, the Company characterizes as “Bonus” for any of the reporting periods. The incentive cash award earned by each during 2010, 2011, and 2012 is classified herein as “Non-Equity Incentive Plan Compensation” disclosed at column (g).

(3)	The amounts shown in column (e) reflect the full grant date fair value of the restricted stock awards (both time-based and performance-based) granted under the Company’s 2002 SIP for the years shown in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. During 2012, there were no re-pricings or modifications of Stock Awards and there were no forfeitures by any of the above Named Executive Officers. In valuing the performance-based restricted stock, the target share amounts were utilized as the most probable outcome for these performance units. As to performance-based restricted stock, and assuming achievement of the highest performance conditions upon vesting in 2016, the reported amounts for 2012 would be increased by the following amounts: Mr. Dillon, $377,572; Mr. Mann $150,141; Mr. Streeter, $110,997; Mr. Meghreblian, $83,633; and Mr. Andrews, $87,982.

(4)	The amounts shown in column (f) reflect the full grant date fair value of the option awards granted under the Company’s 2002 SIP for the years shown, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, utilizing the Binomial Model value of $24.92 per share for 2012; $20.89 per share for 2011; and $14.49 per share for 2010. The exercise price of these option grants was determined by the closing price on the date of grant. During 2012, there were no re-pricings or modifications of option awards and there were no forfeitures by any of the above Named Executive Officers.

(5)	The amounts reported in column (g) reflect performance-based cash incentive awards and fall outside the scope of the fair value-based measurement method. These amounts were earned during the year ended December 31, 2012, were reviewed by the Committee on February 20, 2013, and paid in full by the Company on February 25, 2013. No amounts payable under the performance-based cash incentive awards were deferred, either at the election of the Named Executive Officers, or per the Committee’s direction. In calculating the non-equity incentive compensation payable from the formulas shown above, the Committee uses the Named Executive Officer’s annualized monthly salary at year’s end. The annualized amount differs from the amount reported in column (c) as the Committee conducts a salary review during its February meeting each year. In 2012, any increase received by a Named Executive Officer would be effective March 1, 2012. These annualized salary amounts used for the non-equity incentive compensation calculation were: Mr. Dillon, $545,000; Mr. Mann, $342,000; Mr. Streeter, $260,000; Mr. Meghreblian, $221,000; and Mr. Andrews, $200,000.

(6)	The amounts shown in column (h) reflect changes in the actuarial present values in the defined benefit pension plan for the Named Executive Officers and as calculated from December 31, 2011 to December 31, 2012. Calculations are based on Financial Accounting Standards Board Accounting Standards Codification Topic 715-20 assumptions and are determined by the Company’s actuary.

(7)	Mr. Andrews became a Named Executive Officer in 2011.

(8)	The amounts reflected in column (i) for 2012 are detailed in the table below:

Name (a)(1)	Year (b)	Vacation Sold Back To Company(2) ($) (c)	Vacation Paid To Retirees ($) (d)	Insurance Premiums ($) (e)	Company Contributions to Retirement and 401(k) Plans ($) (f)	Gross-Ups on Vested Equity(3) ($) (g)	Change in Control Payments / Accruals ($) (h)	Total ($) (i)
Ray C. Dillon, CEO	2012	$20,962	$0	$3,849	$28,256	$412,297	$0	$465,364
Kenneth D. Mann, CFO	2012	$13,154	$0	$2,595	$17,491	$153,643	$0	$186,883
Kent L. Streeter	2012	$5,000	$0	$1,702	$14,469	$129,309	$0	$150,480
David V. Meghreblian	2012	$8,500	$0	$2,005	$11,911	$108,814	$0	$131,230
Jim F. Andrews, Jr.	2012	$3,846	$0	$1,513	$9,984	$4,578	$0	$19,921

(1)	The amounts shown in this table do not include any amounts for perquisites as such received by the Named Executive officers during the 2012 fiscal year did not meet the SEC’s disclosure threshold of $10,000.

(2)	The amounts shown in column (c) reflect compensation paid to each Named Executive Officer for the sale of up to two weeks of accrued, but unused vacation back to the Company.

(3)	The amounts shown in column (g) reflect tax gross-ups paid by the Company for 2008 equity awards that vested in 2012.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The “2012 Grants of Plan-Based Awards Table” shown below details the non-equity incentive (cash) awards and the equity-based awards granted to the Named Executive Officers by the Executive Compensation Committee on February 15, 2012. The equity-based awards were granted under the Company’s 2002 Stock Incentive Plan. These grants include stock options, time-based restricted stock awards and performance-based restricted stock awards.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(5) (#) (j)	Exercise or Base Price of Option Awards ($/Sh)(6) (k)	Grant Date Fair Value of Stock and Option Awards($) (l)
Name (a)	Grant(1) Date (b)	Threshold(2) ($) (c)	Target(2) ($) (d)	Maximum(2) ($) (e)	Threshold(3) (#) (f)	Target(3) (#) (g)	Maximum(3) (#) (h)
Ray C. Dillon	2/15/2012	$204,375	$408,750	$817,500	2,084	4,167	8,334				$377,572(7)
CEO	2/15/2012							3,667			$248,146(8)
	2/15/2012								9,563	$67.67	$238,310(9)

Kenneth D. Mann	2/15/2012	$85,500	$171,000	$342,000	829	1,657	3,314				$150,141(7)
CFO	2/15/2012							1,458			$98,663(8)
	2/15/2012								3,803	$67.67	$94,771(9)
Kent L. Streeter	2/15/2012	$65,000	$130,000	$260,000	613	1,225	2,450				$110,997(7)
	2/15/2012							1,078			$72,948(8)
	2/15/2012								2,812	$67.67	$70,075(9)

David V. Meghreblian	2/15/2012	$55,250	$110,500	$221,000	462	923	1,846				$83,633(7)
	2/15/2012							813			$55,016(8)
	2/15/2012								2,119	$67.67	$52,805(9)
Jim F. Andrews, Jr.	2/15/2012	$50,000	$100,000	$200,000	486	971	1,942				$87,982(7)
	2/15/2012							854			$57,790(8)
	2/15/2012								2,228	$67.67	$55,522(9)

As to all footnote references to gross-ups under this table, the Company has discontinued the payment of gross-ups on all equity awards granted after December 31, 2012. Gross-ups for income taxes on equity awards granted prior to said date will remain payable upon vesting in accordance with the Company’s executive compensation program in effect at the time of grant.

(1)	The grant date in column (b) above reflects the fair value-based measurement method grant date, which was also the date upon which the Executive Compensation Committee granted the awards.

(2)	The amounts shown in columns (c), (d), and (e) reflect the threshold, target, and maximum amounts, respectively, payable under the Company’s 2012 non-equity (cash) incentive plan. The specific calculations for the amounts actually paid to each of the Named Executive Officers are detailed in a table located under Performance-Based Non-Equity Incentive Compensation, p. 26.

(3)	The amounts shown in columns (f), (g), and (h) reflect the threshold, target, and maximum amounts, respectively, payable in performance restricted stock under the Company’s 2002 SIP. Discussion of the calculation of these numbers can be found in the Performance Goals section of Long-Term Equity-Based Compensation, p. 27. Should these awards vest at the end of their restricted performance period (in 2016), a 50% tax gross-up will be applied at that time.

(4)	The amounts shown in column (i) reflect grants of time-based restricted shares that do not have a performance element for vesting. These shares vest four years after their grant date. When these awards vest at the end of their restricted period (in 2016), a 50% tax gross-up will be applied at that time.

(5)	The amounts shown in column (j) reflect grants of non-qualified stock options that do not have a performance element for vesting. These time-based options vest at the rate of 25% per year upon each anniversary of their grant date. Accordingly, these grants will be fully vested on February 15, 2016.

(6)	The exercise price of the option awards granted, shown in column (j), is determined by the Committee at the time of grant. For 2012, the exercise price is the NYSE closing price of $67.67 per share for the Company’s stock on the date of grant, February 15, 2012.

(7)	Reflects the number of target shares reported in column (g) multiplied by $90.61 per share, which represents the fair value at the time of the grant utilizing the Monte Carlo Simulation Approach as appropriate for performance-based shares.

(8)	Reflects the number of shares reported in column (i) multiplied by $67.67 per share, which represents the fair value at the time of the grant utilizing the market’s per share closing price on the grant date as appropriate for time-based awards.

(9)	Reflects the number of shares reported in column (j) multiplied by $24.92 per share, which reflects the fair value at the time of the grant utilizing the Binomial Model as appropriate for options.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The “2012 Outstanding Equity Awards At Fiscal Year-End Table” shown below details the number of stock options, both vested and unvested, and their respective exercise prices and expiration dates held by each of the Named Executive Officers as of December 31, 2012. The table also shows the number of shares of restricted stock or performance units, and the respective vesting status, also held by each of the Named Executive Officers as of December 31, 2012. All awards shown below were granted under the provisions of the Company’s 2002 Stock Incentive Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($)
	Exercisable	Unexercisable
Ray C. Dillon		9,563	(1)		67.670	02/15/2022	3,667	(5)	$258,964	4,167	(9)	$294,274
CEO	2,433	7,299	(2)		63.540	02/16/2021	3,933	(6)	$277,748	4,470	(10)	$315,671
	2,988	5,976	(3)		44.840	02/17/2020	4,733	(7)	$334,244	5,379	(11)	$379,865
	3,631	3,631	(4)		34.410	02/18/2019	5,357	(8)	$378,311	6,088	(12)	$429,935
	9,851				51.370	02/20/2018
	8,657				53.010	02/14/2017
	8,742				53.750	02/15/2016

Kenneth D. Mann		3,803	(1)		67.670	02/15/2022	1,458	(5)	$102,964	1,657	(9)	$117,017
CFO	938	2,811	(2)		63.540	02/16/2021	1,515	(6)	$106,989	1,722	(10)	$121,608
		1,945	(3)		44.840	02/17/2020	1,541	(7)	$108,825	1,751	(11)	$123,656
		1,156	(4)		34.410	02/18/2019	1,706	(8)	$120,478	1,939	(12)	$136,932
	3,323				53.010	02/14/2017

Kent L. Streeter		2,812	(1)		67.670	02/15/2022	1,078	(5)	$76,128	1,225	(9)	$86,510
	728	2,181	(2)		63.540	02/16/2021	1,176	(6)	$83,049	1,336	(10)	$94,348
		1,749	(3)		44.840	02/17/2020	1,385	(7)	$97,809	1,574	(11)	$111,156
		1,000	(4)		34.410	02/18/2019	1,476	(8)	$104,235	1,678	(12)	$118,500

David V. Meghreblian		2,119	(1)		67.670	02/15/2022	813	(5)	$57,414	923	(9)	$65,182
	566	1,698	(2)		63.540	02/16/2021	915	(6)	$64,617	1,040	(10)	$73,445
		1,356	(3)		44.840	02/17/2020	1,074	(7)	$75,846	1,221	(11)	$86,227
		834	(4)		34.410	02/18/2019	1,230	(8)	$86,863	1,398	(12)	$98,727
	2,599				51.370	02/20/2018
	2,256				53.010	02/14/2017
	2,876				53.750	02/15/2016

Jim F. Andrews, Jr.		2,228	(1)		67.670	02/15/2022	854	(5)	$60,309	971	(9)	$68,572
	581	1,743	(2)		63.540	02/16/2021	939	(6)	$66,312	1,068	(10)	$75,422
		56	(3)		44.840	02/17/2020	44	(7)	$3,107	51	(11)	$3,602
		32	(4)		34.410	02/18/2019	48	(8)	$3,390	54	(12)	$3,813
	109				51.370	02/20/2018

As to all footnote references to gross-ups under this table, the Company has discontinued the payment of gross-ups on all equity awards granted after December 31, 2012. Gross-ups for income taxes on equity awards granted prior to said date will remain payable upon vesting in accordance with the Company’s executive compensation program in effect at the time of grant.

(1)	Stock options granted on 2/15/12 vest at the rate of 25% per year with vesting dates of 2/15/13, 2/15/14, 2/15/15 and 2/15/16.

(2)	Stock options granted on 2/16/11 vest at the rate of 25% per year with vesting dates of 2/16/12, 2/16/13, 2/16/14 and 2/16/15.

(3)	Stock options granted on 2/17/10 vest at the rate of 25% per year with vesting dates of 2/17/11, 2/17/12, 2/17/13 and 2/17/14.

(4)	Stock options granted on 2/18/09 vest at the rate of 25% per year with vesting dates of 2/18/10, 2/18/11, 2/18/12 and 2/18/13.

(5)	Time vesting restricted stock shares granted on 2/15/12 that will vest four years after grant date in 2016.

(6)	Time vesting restricted stock shares granted on 2/16/11 that will vest four years after grant date in 2015.

(7)	Time vesting restricted stock shares granted on 2/17/10 that will vest four years after grant date in 2014.

(8)	Time vesting restricted stock shares granted on 2/18/09 that will vest four years after grant date in 2013.

(9)	Performance units granted on 2/15/12 with a restricted period through 2016. Vesting of target number of shares (shown) is contingent upon the Company’s achievement of 100% of the total stockholder returns achieved by the composite of the companies listed on p. 29 within the restricted period. Should these awards vest either at the threshold, target, or maximum levels at the end of the restricted period, a 50% tax gross-up will be applied.

(10)	Performance units granted on 2/16/11 with a restricted period through 2015. Vesting of target number of shares (shown) is contingent upon the Company’s achievement of 100% of the total stockholder returns achieved by the composite of the companies listed on p. 29 within the restricted period. Should these awards vest either at the threshold, target, or maximum levels at the end of the restricted period, a 50% tax gross-up will be applied.

(11)	Performance units granted on 2/17/10 with a restricted period through 2014. Vesting of target number of shares (shown) is contingent upon the Company’s achievement of 100% of the total stockholder returns achieved by the composite of the companies listed on p. 29 within the restricted period. Should these awards vest either at the threshold, target, or maximum levels at the end of the restricted period, a 50% tax gross-up will be applied.

(12)	Performance units granted on 2/18/09 with a restricted period through 2013. Vesting of target number of shares (shown) is contingent upon the Company’s achievement of 100% of the total stockholder returns achieved by the composite of the companies listed on p. 29 within the restricted period. Should these awards vest either at the threshold, target, or maximum levels at the end of the restricted period, a 50% tax gross-up will be applied.

(13)	Market value of these awards reflects the 2012 market closing price of the Company’s shares on December 31, 2012 ($70.62 per share), which is multiplied times the number of shares shown in the column to the immediate left.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The “2012 Option Exercises and Stock Vested Table” shown below details the value received by the Named Executive Officers upon their exercise of vested stock option awards (“Option Awards”) during the year ended December 31, 2012. These awards are measured in shares. The table also details the number of shares and value realized by each affected NEO upon the vesting of time-based and performance-based restricted stock on February 20, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Ray C. Dillon, CEO	1,789	$45,011	11,708	$824,594

Kenneth D. Mann, CFO	3,984	$86,477	4,363	$307,286

Kent L. Streeter	2,647	$40,390	3,672	$258,619

David V. Meghreblian	11,008	$323,621	3,090	$217,629

Jim F. Andrews, Jr.	328	$6,871	130	$9,156

(1)	Value realized is the difference between the per share exercise price of the stock option and the per share market price at the time the stock option is exercised, and represents ordinary income for federal and state income tax purposes.

(2)	Value realized reflects the market closing price of the Company’s shares on February 17, 2012 ($70.43 per share), which is multiplied times the number of shares shown in the column to the immediate left. The vesting date for these shares, February 20, 2012, was a federal holiday (President’s Day) on which the market was closed.

2012 PENSION BENEFITS TABLE

The “2012 Pension Benefits Table” below shows the actuarial present values of accumulated benefits payable to each of the Named Executive Officers, upon retirement, under The Retirement Plan of Deltic Timber Corporation (“Retirement Plan”) and under The Supplemental Executive Retirement Plan of Deltic Timber Corporation (“SERP”) as of December 31, 2012. All NEOs were participants in the SERP. Details regarding the accounting policies used by the Company for its pension plans are discussed under Item 8, Financial Statements and Supplementary Data, at Note 1, “Significant Accounting Policies” and at Note 15, “Employee and Retiree Benefit Plans” in the Company’s annual report filed on Form 10-K with the SEC on March 8, 2013. Information regarding these plans, such as the Retirement Plan benefit formula, can be found under the heading Retirement Benefits and Retirement Savings Plans, supra.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Ray C. Dillon	Retirement Plan	9.5	$308,381	$0
CEO	SERP	9.5	$762,953	$0

Kenneth D. Mann	Retirement Plan	30	$885,187	$0
CFO	SERP	30	$611,689	$0

Kent L. Streeter	Retirement Plan	9.1	$253,340	$0
	SERP	9.1	$102,032	$0

David V. Meghreblian	Retirement Plan	22.1	$639,566	$0
	SERP	22.1	$125,335	$0

Jim F. Andrews, Jr.(1)	Retirement Plan	11.4	$176,226	$0
	SERP	11.4	$0	$0

(1)	Mr. Andrews did not accumulate SERP Retirement Plan benefits during 2012.

2012 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The “2012 Non-Qualified Deferred Compensation Table” shown below details the elections of non-qualified deferral of salary amounts, in excess of Internal Revenue Code limits for 401(k) contributions, by each of the Named Executive Officers for the year 2012. These deferrals are made under the Company’s Supplemental Executive Retirement Plan (“SERP”) and include the Company’s matching contributions. The SERP, discussed supra, exists to restore retirement savings benefits, on a pre-tax basis, to the Named Executive Officers that would otherwise be lost due to limitations imposed by the Internal Revenue Code. Deferred salary contribution amounts are permitted up to 50% of salary.

Name (a)	Executive Contributions In Last Fiscal Year(1) ($) (b)	Company Contributions In Last Fiscal Year(2) ($) (c)	Aggregate Earnings in Last Fiscal Year(3) ($) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End(4) ($) (f)

Ray C. Dillon, CEO	$11,256	$15,756	$50,056	$0	$440,442

Kenneth D. Mann, CFO	$491	$4,991	$8,248	$0	$76,062

Kent L. Streeter	$11,938	$1,969	$20,607	$0	$183,199

David V. Meghreblian	$11,938	$0	$17,243	$0	$126,469

Jim F. Andrews, Jr.	$2,968	$0	$851	$0	$9,167

(1)	These contributions are solely contributed from salary as a payroll deduction at the election of the Named Executive Officer. The amounts shown in column (b) are included in the salary amounts for each of the Named Executive Officers in column (c) of the Summary Compensation Table, p. 36.

(2)	Company matching contributions are, for all deferred compensation purposes (qualified and non-qualified), capped at 5% of the employee’s salary. The amounts included in column (c) above are reported in column (i) of the Summary Compensation Table, p. 36.

(3)	For the Named Executive Officers’ SERP contributions, along with the Company match, the Named Executive Officers may select from the same investment choices as provided to all other employees under the Company’s qualified deferred compensation 401(k) plan. These investment choices include the Company’s stock and a variety of publicly traded mutual funds. None of the amounts in column (d) were reported as compensation or deductions in the Summary Compensation Table, p. 36.

(4)	The aggregate balance at December 31, 2012, as reported above, reflects Company contribution amounts that have been reported as compensation in the Summary Compensation Table for 2012, and in prior years, except for the aggregate earnings on deferred compensation.

2012 DIRECTOR COMPENSATION TABLE

A combination of cash and equity-based compensation is utilized to attract, retain, and compensate qualified candidates to serve on the Company’s Board of Directors. Director compensation, which consists of fees paid for meetings attended and an annual retainer, is determined by the Nominating and Corporate Governance Committee. Equity awards (granted under the Company’s 2002 SIP), are granted by the Executive Compensation Committee based upon the determination of the Board’s Nominating and Corporate Governance Committee. For the year ended December 31, 2012, the non-employee directors were entitled to receive an annual cash retainer of $35,000, $1,500 for each Board meeting physically attended and $750 for each Board meeting telephonically attended, $1,000 for each Board committee meeting physically attended and $500 for each Board committee meeting telephonically attended, except for Audit Committee meetings, which were compensated at $1,000 per meeting regardless of physical or telephonic attendance. The Chairman of each of the Board’s committees received additional compensation, as detailed below, for the additional responsibility that each assumed in those roles. Retainer fees and meeting fees are paid quarterly in arrears. Directors are also reimbursed for their travel, meal, and lodging expenses for attending meetings. A portion of director compensation is based on equity awards to further align their financial interests with those of the Company’s stockholders.

Name (a)	Fees Earned Or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Non-Equity Incentive Plan Compensation(4) ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($) (f)	All Other Compensation(6) ($) (g)	Total ($) (h)

Robert C. Nolan	$151,000	$67,670	$0	$0	$0	$35,215	$253,885

R. Madison Murphy	$54,500	$67,670	$0	$0	$0	$35,215	$157,385

Rev. Christoph Keller, III	$52,000	$67,670	$0	$0	$0	$35,215	$154,885

J. Thurston Roach	$64,750	$67,670	$0	$0	$0	$35,215	$167,635

R. Hunter Pierson, Jr.	$50,500	$67,670	$0	$0	$0	$35,215	$153,385

Randolph C. Coley	$54,000	$67,670	$0	$0	$0	$35,215	$156,885

David L. Lemmon	$52,500	$67,670	$0	$0	$0	$35,215	$155,385

Robert B. Tudor, III	$41,000	$67,670	$0	$0	$0	$35,215	$143,885

Ray C. Dillon	$0	$0	$0	$0	$0	$0	$0

(1)	The information in column (b) reflects the payments of retainer fees, chairman fees and meeting fees to the non-employee directors during the year ended December 31, 2012 as follows:

•	Mr. Nolan, Chairman of the Board of Directors, chair fee, $100,000; retainer fee, $35,000; meeting fees, $16,000;

•	Mr. Murphy, Chairman of the Executive Compensation Committee, chair fee, $5,000; retainer fee, $35,000; meeting fees, $14,500;

•	Rev. Christoph Keller, III, Chairman of the Nominating and Corporate Governance Committee, chair fee, $5,000; retainer fee, $35,000; meeting fees, $12,000;

•	Mr. Roach, Chairman of the Audit Committee, chair fee, $10,000; retainer fee, $35,000; meeting fees, $19,750;

•	Mr. Pierson, retainer fee, $35,000; meeting fees, $15,500;

•	Mr. Coley, retainer fee, $35,000; meeting fees, $19,000;

•	Mr. Lemmon, retainer fee, $35,000; meeting fees, $17,500;

•	Mr. Tudor, retainer fee, $35,000; meeting fees, $6,000;

•

Mr. Dillon, President and Chief Executive Officer of the Company, serves as an employee director on its Board, but is not compensated with a director retainer, meeting fees, or additional equity awards for his Board service.

(2)	The information in column (c) reflects the grant date fair value of the 2012 grant of 1,000 time-based restricted stock awards to each of the Company’s existing non-employee directors under its 2002 SIP. These grants do not have a performance element for vesting, but rather will vest four years after the grant date. The Committee awarded these grants on February 15, 2012 and such are reflected above at the market’s closing price ($67.67) on that grant date. Presently, there are no grants of performance-based restricted stock to the Company’s non-employee directors. As of December 31, 2012, each non-employee director held 4,000 shares of non-vested time-restricted stock granted by the Committee under the 2002 SIP. These were granted in 1,000 share awards by the Committee in February of 2009, 2010, 2011, and 2012.

(3)	No option awards were granted by the Committee to the non-employee directors during 2012. Option awards granted to Mr. Dillon during the year are reflected in the Grants of Plan-Based Awards Table, p. 38.

(4)	No non-equity incentive plan compensation awards were granted to the non-employee directors during 2012. Any non-equity incentive plan compensation granted to Mr. Dillon during the year is reflected in the Summary Compensation Table, p. 36.

(5)	Currently, the Company provides no pension plan benefits and no non-qualified deferred compensation plans to its non-employee directors.

(6)	Payments reflect the value of tax gross-ups paid for 2008 equity awards that vested in 2012. The Company has discontinued the payment of gross-ups on all equity awards granted after December 31, 2012. Gross-ups for income taxes on equity awards granted prior to said date will remain payable upon vesting in accordance with the Company’s executive compensation program in effect at the time of grant.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The “2012 Potential Payments upon Termination or Change in Control Table” shown below reflects the amount of compensation payable, as of December 31, 2012, to each of the Named Executive Officers in the event of: (1) involuntary severance without cause; (2) a change in control of the Company with involuntary dismissal within two years without cause or (i) a reduction in salary and potential bonus and/or (ii) a meaningful diminution in job responsibility as a result of such change; (3) voluntary severance other than retirement; (4) death; (5) long-term disability; (6) early retirement and (7) retirement at normal retirement age. In each case, the actual amounts to be paid can only be determined at the time the Named Executive Officer separates from the Company.

Name	Benefit	Involuntary Severance Termination w/o Cause or for Good Reason		Change in Control Termination w/o Cause or for Good Reason		Voluntary Severance Other Than Retirement		Death		Long- Term Disability		Early Retirement		Retirement At Normal Retirement Age
Ray C. Dillon	Salary	$1,090,000		$1,090,000		0		0		$150,000	(8)	0		0
CEO	Non-equity comp.	$534,972		$534,972		0		0		0		0		0
	Stock options	$1,080,721		$1,080,721		0		$715,294	(2)	$715,294	(2)	$715,294	(2)	$715,294	(2)
	Restricted stock	$1,873,902	(1)	$1,873,902	(1)	0		$1,173,959	(3)	$1,173,959	(3)	$1,173,959	(3)	$1,173,959	(3)
	Performance units	$2,129,617	(1)	$2,129,617	(1)	0		$1,334,171	(4)	$1,334,171	(4)	$1,334,171	(4)	$1,334,171	(4)
	Outplacement payment	$20,000	(1)	$20,000	(1)	0		0		0		0		0
	Health benefits	$14,888	(5)	$14,888	(5)	0		0		$5,242	(9)	$5,242	(10)	$6,269	(10)
	Life insurance benefit					0		$1,000,000	(7)			$12,500	(11)	$25,000	(11)
	Accrued pension benefit	$1,071,334	(12)	$1,071,334	(12)	$1,071,334	(12)	$1,071,334	(12)	$1,071,334	(12)	$1,071,334	(12)	$1,071,334	(12)

Total Potential Payment:		$7,815,434		$7,815,434		$1,071,334		$5,294,758		$4,450,000		$4,312,500		$4,326,027

Kenneth D. Mann	Salary	0		$342,000		0		0		$150,000	(8)	0		0
CFO	Non-equity comp.	0		$223,805		0		0		0		0		0
	Stock options	0		$188,281		0		$65,159	(2)	$65,159	(2)	$65,159	(2)	$65,159	(2)
	Restricted stock	0		$658,885	(1)	0		$395,643	(3)	$395,643	(3)	$395,643	(3)	$395,643	(3)
	Performance units	0		$748,819	(1)	0		$449,645	(4)	$449,645	(4)	$449,645	(4)	$449,645	(4)
	Outplacement payment	0		$20,000	(1)	0		0		0		0		0
	Health benefits	0		$6,369	(6)	0		0		$4,637	(9)	$4,637	(10)	$5,439	(10)
	Life insurance benefit	0		0		0		$684,000	(7)	0		$12,500	(11)	$25,000	(11)
	Accrued pension benefit	$1,496,876	(12)	$1,496,876	(12)	$1,496,876	(12)	$1,496,876	(12)	$1,496,876	(12)	$1,496,876	(12)	$1,496,876	(12)

Total Potential Payment:		$1,496,876		$3,685,035		$1,496,876		$3,091,323		$2,561,960		$2,424,460		$2,437,762

Name	Benefit	Involuntary Severance Termination w/o Cause or for Good Reason		Change in Control Termination w/o Cause or for Good Reason		Voluntary Severance Other Than Retirement		Death		Long- Term Disability		Early Retirement		Retirement At Normal Retirement Age

Kent L. Streeter	Salary	0		$260,000		0		0		$150,000	(8)	0		0
	Non-equity comp.	0		$134,316		0		0		0		0		0
	Stock options	0		$110,190		0		$5,154	(2)	$5,154	(2)	$5,154	(2)	$5,154	(2)
	Restricted stock	0		$541,832	(1)	0		$335,549	(3)	$335,549	(3)	$335,549	(3)	$335,549	(3)
	Performance units	0		$615,771	(1)	0		$381,372	(4)	$381,372	(4)	$381,372	(4)	$381,372	(4)
	Outplacement payment	0		$20,000	(1)	0		0		0		0		0
	Health benefits	0		$7,444	(6)	0		0		$5,242	(9)	$5,242	(10)	$6,269	(10)
	Life insurance benefit	0				0		$520,000	(7)	0		$12,500	(11)	$25,000	(11)
	Accrued pension benefit	$355,372	(12)	$355,372	(12)	$355,372	(12)	$355,372	(12)	$355,372	(12)	$355,372	(12)	$355,372	(12)

Total Potential Payment:		$355,372		$2,044,925		$355,372		$1,597,447		$1,232,689		$1,095,189		$1,108,716

David V. Meghreblian	Salary	0		$221,000		0		0		$132,600	(8)	0		0
	Non-equity comp.	0		$84,223		0		0		0		0		0
	Stock options	0		$225,714		0		$142,284	(2)	$142,284	(2)	$142,284	(2)	$142,284	(2)
	Restricted stock	0		$427,110	(1)	0		$268,529	(3)	$268,529	(3)	$268,529	(3)	$268,529	(3)
	Performance units	0		$485,371	(1)	0		$305,208	(4)	$305,208	(4)	$305,208	(4)	$305,208	(4)
	Outplacement payment	0		$20,000	(1)	0		0		0		0		0
	Health benefits	0		$9,723	(6)	0		0		$7,159	(9)	$7,159	(10)	$8,344	(10)
	Life insurance benefit	0		0		0		$442,000	(7)	0		$12,500	(11)	$25,000	(11)
	Accrued pension benefit	$764,901	(12)	$764,901	(12)	$764,901	(12)	$764,901	(12)	$764,901	(12)	$764,901	(12)	$764,901	(12)

Total Potential Payment:		$764,901		$2,238,042		$764,901		$1,922,922		$1,620,681		$1,500,581		$1,514,266

Jim F. Andrews, Jr.	Salary	0		$200,000		0		0		$120,000	(8)	0		0
	Non-equity comp.	0		$130,880		0		0		0		0		0
	Stock options	0		$27,727		0		$6,212	(2)	$6,212	(2)	$6,212	(2)	$6,212	(2)
	Restricted stock	0		$199,678	(1)	0		$72,943	(3)	$72,943	(3)	$72,943	(3)	$72,943	(3)
	Performance units	0		$227,114	(1)	0		$82,969	(4)	$82,969	(4)	$82,969	(4)	$82,969	(4)
	Outplacement payment	0		$20,000	(1)	0		0		0		0		0
	Health benefits	0		$9,723	(6)	0		0		$7,159	(9)	$7,159	(10)	$8,344	(10)
	Life insurance benefit	0		0		0		$400,000	(7)	0		$12,500	(11)	$25,000	(11)
	Accrued pension benefit	$176,226		$176,226	(12)	$176,226	(12)	$176,226	(12)	$176,226	(12)	$176,226	(12)	$176,226	(12)

Total Potential Payment:		$176,226		$991,348		$176,226		$738,350		$465,509		$358,009		$371,694

Unless otherwise denoted, all payments shown above represent amounts payable in lump sum and without tax gross-up or tax reimbursement.

In the case of an involuntary severance without cause, and except in the case of Mr. Dillon as shown above, the Named Executive Officer’s retention of his vested stock options, restricted stock, and performance units is subject to Company approval. Otherwise, such are forfeited. In the case of involuntary severance for cause, all vested and unvested stock options, restricted stock, and performance units are forfeited. Also, in the cases of an involuntary severance without cause and involuntary severance for cause, the Named Executive Officer may continue to participate in the Company’s health care coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). Except in the case of Mr. Dillon, as shown above, such participation is not funded by the Company.

For the Named Executive Officers and in the case of change in control of the Company that results in (i) a reduction in salary and potential non-equity compensation and/or (ii) a meaningful diminution in job responsibility, a lump sum payment will be made on the 15th day of the seventh month following the month of separation from service. For payments to be made to each of the Named Executive Officers, a change in control event has the same meaning as defined in the 2002 SIP, as amended, which was filed in the Company’s 2012 proxy statement with the SEC on March 16, 2012. Such can be retrieved on the SEC website at http://www.sec.gov/Archives/edgar/data/1022469/000119312512119169/d314427ddef14a.htm

Footnotes

Values shown in the table above do not reflect payments for accrued, but unused vacation time that might be owed to the employee at the time of termination. Values above also do not reflect amounts accrued in the Thrift Plan (401k) accounts of the Named Executive Officers. As to all footnote references to gross-ups under this table, the Company has discontinued the payment of gross-ups on all equity awards granted after December 31, 2012. Gross-ups for income taxes on equity awards granted prior to said date will remain payable upon vesting in accordance with the Company’s executive compensation program in effect at the time of grant.

(1)	Value shown reflects an estimated 50% tax gross-up.

(2)	Value shown reflects stock options vested and a market closing price per share ($70.62) as of December 31, 2012.

(3)	Value shown reflects prorated vesting as of December 31, 2012. Benefit would be payable in prorated percentages of 96%, 71%, 46%, and 21% at February vesting dates in 2013, 2014, 2015, and 2016 respectively. Value shown reflects market closing price per share ($70.62) on December 31, 2012. Value shown also reflects a 50% tax gross-up.

(4)	Value shown assumes vesting at the target levels. Value shown also assumes attainment of performance criteria within the restricted performance period. Benefit would be payable in vested percentages of 96%, 71%, 46%, and 21% at February vesting dates in 2013, 2014, 2015, and 2016 respectively. Value shown reflects market closing price per share ($70.62) on December 31, 2012. Value shown also reflects a 50% tax gross-up.

(5)	Value shown reflects Company’s payment, at the employee’s current rate and benefit level, of health insurance premiums for two years. Actual benefit would depend on the claims and insurance payments made.

(6)	Value shown reflects Company’s payment, at the employee’s current rate and benefit level, of health insurance premiums for one year. Actual benefit would depend on the claims and insurance payments made.

(7)	Value shown reflects the death benefit (twice the employee’s annual salary, subject to a $1,000,000 cap) payable to the employee’s beneficiaries by the Company’s insurer. An additional life insurance benefit of $250,000 applies (not reflected in the value shown) if the employee dies while on Company business. Such benefit is available to all salaried employees. Amounts shown do not include voluntary life insurance obtained through the Company.

(8)	Value shown reflects an annual payment equivalent to 60% of salary, but capped at $12,500 per month and which is payable for so long as the Named Executive Officer remains in a long-term disability (permanent disability) status and until the employee’s normal retirement age. Such benefit is available to all employees. Should the Named Executive Officer fully recover or be medically deemed to have less than a permanent disability, the value shown would be adjusted or eliminated as circumstances dictate.

(9)	Value shown reflects Company’s annual portion for the employee’s health insurance premium while medically deemed to be in a long-term disability (permanent disability) status.

(10)	Value shown reflects Company’s annual portion for the retiree’s health insurance premium upon retirement.

(11)	Based on the retiree’s tenure with the Company, and related tenure benefit schedules, a life insurance benefit accrues to each Named Executive Officer upon retirement. The values shown, $12,500 and $25,000, reflect retirement life insurance benefits that accrue upon 10 years of service and 20 years of service, respectively, to, and retirement from, the Company. Such benefit is available to all salaried employees.

(12)	The value shown reflects the accrued pension benefits for each of the Named Executive Officers as detailed in the Pension Benefits Table, p. 43. Once vested, accrued pension (Retirement Plan) benefits are generally not subject to forfeiture. No Company policies, formal or informal, exist as to crediting any employee with additional years of service under the Company’s Retirement Plan either with early retirement or retirement at normal retirement age. The value shown reflects accrued value as of December 31, 2012. Under the terms of the Retirement Plan, such benefits may be paid in the manner as elected by the employee upon retirement. The common elections are either: (1) by ten year sum certain annuity; or (2) by an adjusted lifetime annuity. The exact amount of pension benefit is not determinable until the Named Executive Officer separates from the Company.

2012

EQUITY PLAN INFORMATION TABLE

The following table sets forth information as of December 31, 2012, with respect to Deltic Common Stock issuable under the 2002 SIP, as amended, the Company’s only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	125,920	$54.92	949,396
Equity compensation plans not approved by security holders	—	—	—
Total	125,920	$54.92	949,396

(1)	Represents outstanding stock options.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company’s chief executive officer and its four other most highly compensated executive officers to $1,000,000 per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have non-deductible compensation expense during 2012 and is not expected to have such in 2013. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company’s compensation philosophy, may recommend in the future that actions be taken, if needed, to maximize the amount of compensation expense that is deductible to the Company.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

There were no committee interlocks. Messrs. Murphy, Pierson, Nolan and Rev. Keller are related by consanguinity and/or affinity as described in the “Certain Relationships and Related Transactions” section, p. 14.

COMPENSATION POLICIES/RISK MANAGEMENT

On an annual basis, the Company conducts a risk assessment with respect to compensation paid to all employees. On an annual basis, the Company conducts a risk assessment with respect to compensation paid to executive officers, with the assistance of Mercer. This risk assessment includes an analysis of alignment of the Board’s expressed compensation philosophy and compensation goals with the Company’s strategic goals, short-term and long-term focus and timing issues, compensation drivers and potential risks of each type of pay component, vesting periods, stock ownership, and other factors. Benefit plans, stock plans, and compensation policies are also examined. This assessment is reviewed annually with the Committee. As a result of this process, the conclusion was that the Company’s 2012 compensation policies were not reasonably likely to have a material adverse effect on the Company.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON PROXY CARD)

The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP, Certified Public Accountants, and an Independent Registered Accounting Firm, as independent auditors of the Company for the year 2013. KPMG LLP has been serving as the Company’s independent auditors for the past fifteen years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so. The report of the Audit Committee, including its communication with KPMG LLP, is located on p. 53 and tabular disclosure of fees paid by the Company to KPMG in 2011 and 2012 is located on p. 54.

In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Audit Committee to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2013 will be permitted to stand unless the Audit Committee or Board of Directors finds other good reason for making a change.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2013

REPORT OF THE AUDIT COMMITTEE

From its beginning as a publicly owned company at the end of 1996, the Company has had an Audit Committee (“Committee”) composed entirely of non-employee directors. All members of the Committee have been affirmatively determined by the Board to be independent under applicable SEC and NYSE criteria, and to meet financial literacy requirements. The Board of Directors has also determined that the Committee’s Chairman, J. Thurston Roach, meets or exceeds applicable professional experience and attribute requirements and has designated Mr. Roach as the Committee’s financial expert. The Committee has a written charter outlining the practices it follows that has been approved and adopted by the Company’s Board of Directors. The Committee’s charter can be accessed on the Company’s website at www.deltic.com under the Corporate Governance part of the Investors Relations section.

During the year 2012, at each of its meetings, the Committee met with senior members of the Company’s financial management team, its internal auditor, the Company’s General Counsel, and its independent auditors. The Committee’s agenda is established by the Committee’s Chairman. The Committee had private sessions at its meetings at least once each quarter with the Company’s independent auditors and, separately, with the internal auditor, at which candid discussions took place regarding financial management, accounting, and internal control issues. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

The Committee has engaged KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors, and it approves in advance all audit and other services. Its procedures for pre-approval of fees are for the Committee’s Chairman to be the lead contact regarding fees, and that for the general audit engagement, including tax return services, and any other significant items, the Chairman reports the proposed fee structure to the Committee and seeks approval thereof. For any minor expense items or projects that might arise, the Committee has delegated authority to its Chairman to negotiate and approve such arrangements.

The Committee has also reviewed with the Company’s financial managers, its independent auditors and the Company’s internal auditor, the respective auditors’ overall audit scopes and plans, the results of internal and external audit examinations, the Company’s internal and disclosure controls, including internal controls over financial reporting, and the quality of the Company’s financial reporting.

Management has reviewed the audited financial statements and related notes in the Annual Report on Form 10-K for the year ended December 31, 2012 with the Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2012 was compatible with the auditors’ independence. Also, the Committee reviewed the Company’s “Management’s Discussions of Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, including the Company’s most critical accounting policies identified therein.

In performing all of these functions, the Committee acts only in an oversight capacity. The Committee reviewed prior to the Company’s public quarterly and annual announcements, financial results applicable for 2012, as well as the financial results prior to filing formal reports with the SEC. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal controls over financial reporting.

In reliance on these reviews and discussions, the report of the independent auditors and pursuant to delegated authority from the Board of Directors, the Committee has approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectively Submitted,

Audit Committee

J. Thurston Roach, Chairman	Randolph C. Coley
R. Hunter Pierson, Jr.	David L. Lemmon

FEES PAID TO KPMG LLP IN 2012 AND 2011

For the years 2012 and 2011, the Company paid KPMG LLP fees in the amounts listed below for its services.

	2012	2011
Audit Fees(1)	$505,530	$519,642
Audit Related Fees(2)	$56,000	$51,992
Tax Fees	$70,575	$110,275
Other Fees	$1,650	$0

(1)	Includes integrated audit of financial statements and internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 as well as reviews of interim financial statements.

(2)	Includes audits of benefit plans.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

(ITEM 3 ON PROXY CARD)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 amended the Securities Exchange Act of 1934. As a result, the Company’s stockholders are to be provided an opportunity to vote to approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. As this vote is an advisory vote, it is not binding upon the Company, the Board of Directors, or the Executive Compensation Committee of the Board of Directors. However, the Board of Directors will take the results of this advisory vote under advisement. Also, this vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

As described in greater detail under the heading “Executive Compensation Discussion and Analysis” beginning on p. 18, the Company seeks to structure an effective compensation program that will facilitate the ultimate objective of increasing stockholder value. Accordingly, the Company’s basic compensation philosophy is that an effective executive compensation program must be fair and reasonable, but also competitive so it: (1) attracts talent, (2) rewards achievement of Company objectives, (3) retains talent, and (4) aligns employee financial interests with those of the stockholders. To this end, the Company has structured the value of the total compensation paid to its Named Executive Officers to be a combination of salary, cash incentives, time-based and performance-based equity awards and other benefits with the goal that total compensation paid be proximate to the median (50th percentile) amount of total compensation paid to similarly situated executives within the Company’s industry peer group. In 2012, as in previous years, the Executive Compensation Committee engaged the nationally recognized and independent firm of Mercer Human Resource Consulting to assist it in reviewing industry compensation data and in structuring the Company’s compensation program to ensure it is fair, reasonable, and competitive.

On April 28, 2011, the Company’s stockholders approved, on an advisory basis, the Company’s executive compensation and an annual vote for the approval of the Company’s executive compensation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2013 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders advise that they approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include Executive Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS RESOLUTION

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS RESOLUTION.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2013 Annual Meeting of Stockholders other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.

The above Notice and Proxy Statement are sent by Order of the Board of Directors.

Jim F. Andrews, Jr.

Secretary

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2013.

Vote by Internet
• Go to www.investorvote.com • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors (Item 1 in Proxy Statement) — The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Randolph C. Coley	☐	☐	02 - R. Hunter Pierson, Jr.	☐	☐	03 - J. Thurston Roach	☐	☐

B	Issue (Item 2 in Proxy Statement) — The Board of Directors recommends a vote FOR the below listed item.

		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as auditors.	☐	☐	☐

C	Issue (Item 3 in Proxy Statement) — The Board of Directors recommends a vote FOR the below listed item.

		For	Against	Abstain
3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

D	Non-Voting Items

Change of Address — Please print new address below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Deltic Timber Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 25, 2013

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ray C. Dillon, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 25, 2013, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR ITEM 2, AND FOR ITEM 3.

(Continued on reverse side)

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors (Item 1 in Proxy Statement) — The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Randolph C. Coley	☐	☐	02 - R. Hunter Pierson, Jr.	☐	☐	03 - J. Thurston Roach	☐	☐

B	Issue (Item 2 in Proxy Statement) — The Board of Directors recommends a vote FOR the below listed item.

		For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as auditors.	☐	☐	☐

C	Issue (Item 3 in Proxy Statement) — The Board of Directors recommends a vote FOR the below listed item.

		For	Against	Abstain
3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Deltic Timber Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 25, 2013

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ray C. Dillon, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 25, 2013, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR ITEM 2, AND FOR ITEM 3.

(Continued on reverse side)

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.